CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Medium-Term Notes, Series B due 2013	$1,000,000,000	$71,300

PRICING SUPPLEMENT (To Prospectus dated March 2, 2009 and Prospectus Supplement dated March 10, 2009)	This filing is made pursuant to Rule 424(b)(2) under the Securities Act of 1933 in connection with Registration No. 333-157642.
$1,000,000,000

1.375% Medium-Term Notes, Series B, due August 12, 2013

We are offering $1,000,000,000 of 1.375% Medium-Term Notes, Series B due August 12, 2013 (the “Notes”). We may increase the principal amount of the Notes offered hereby prior to the settlement date or at any time thereafter without your consent but are not required to do so. The Notes will be our general unsecured obligations and will rank on parity with all of our existing and future unsecured and unsubordinated indebtedness. We will pay interest on the Notes on February 12 and August 12 of each year and on the maturity date. The first such payment will be on February 12, 2011. The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 above that amount.

Investing in the Notes involves a number of risks.  See the risks described in “Risk Factors” on page S-3 of the Prospectus Supplement.

	Notes
	Per Note	Total
Public offering price(1)	99.915%	$999,915,000
Underwriting discount	0.225%	$2,250,000
Proceeds, before expenses, to the Company(1)	99.690%	$996,900,000
____________________
(1) Plus accrued interest, if any, from August 12, 2010, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about August 12, 2010.

Joint Book-Running Managers

Barclays Capital	HSBC	UBS Investment Bank
Co-Managers

BofA Merrill Lynch BNP PARIBAS Goldman, Sachs & Co. J.P. Morgan Aladdin Capital LLC CastleOak Securities, L.P. Loop Capital Markets LLC

The date of this pricing supplement is August 9, 2010.

You should rely only on the information contained or incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus we provide to you. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this pricing supplement or the accompanying prospectus supplement and prospectus is accurate as of any date other than the date on the front of this pricing supplement.

TABLE OF CONTENTS

Pricing Supplement
Page

Description of the Notes	PS-1
Underwriting	PS-3

Prospectus Supplement

Risk Factors	S-3
Description of the Notes	S-6
Use of Proceeds	S-29
Ratio of Earnings to Fixed Charges	S-29
United States Federal Income Taxation	S-29
Plan of Distribution	S-41

Prospectus

About this Prospectus	1
Risk Factors	1
Where You Can Find More Information	1
Incorporation of Information Filed with the SEC	1
Toyota Motor Credit Corporation	2
Description of Debt Securities	2
Legal Matters	10
Experts	10

In this pricing supplement, the “Company,” “TMCC,” “we,” “us” and “our” refer specifically to Toyota Motor Credit Corporation. TMCC is the issuer of all of the notes offered under this pricing supplement.  Capitalized terms used in this pricing supplement which are defined in the prospectus supplement shall have the meanings assigned to them in the prospectus supplement.

DESCRIPTION OF THE NOTES

General

We provide information to you about the Notes in three separate documents:

•	this pricing supplement which specifically describes the Notes being offered;
•	the accompanying prospectus supplement which describes the Company’s Medium-Term Notes, Series B; and
•	the accompanying prospectus which describes generally the debt securities of the Company.

This description supplements the description of the general terms and provisions of the debt securities found in the accompanying prospectus and the Company’s Medium-Term Notes, Series B described in the accompanying prospectus supplement.

Terms of the Notes

The Notes:
•	will be our unsecured general obligations,
•	will rank equally with all our other unsecured and unsubordinated indebtedness from time to time outstanding,
•	will be considered part of the same series of notes as any of our other Medium-Term Notes, Series B previously issued or issued in the future,
•	will not be redeemable before their maturity at our option,
•	will not be subject to mandatory redemption or repayment at your option,
•	will be issued in minimum denominations of $2,000 and integral multiples of $1,000 above that amount,
•	will be denominated in U.S. dollars, and
•	will pay interest on the basis of a 360-day year of twelve 30-day months.

The following description is a summary of certain provisions of the Notes:

Principal Amount: $1,000,000,000; we may, without the consent of the holders, increase such principal amount prior to the Original Issue Date of the Notes or at any time thereafter, on the same terms and conditions and with the same CUSIP as the Notes being offered hereby, but are not required to do so.

Trade Date:  August 9, 2010

Original Issue Date:  August 12, 2010

Stated Maturity Date: August 12, 2013

Interest Rate (per annum):  1.375%

Interest Payment Dates:  On the 12th of each February and August, and on the Stated Maturity Date

Business Day Convention:  Following, unadjusted

CUSIP:  89233P4H6

Further Issues

We may from time to time, without notice to or the consent of the registered holders of the Notes, create and issue further notes ranking equally with the Notes in all respects, or in all respects except for (1) the payment of interest accruing prior to the issue date of any further notes or (2) the first payment of interest following the issue date of any further notes.  Further notes will be considered part of the same series of notes as the Notes and any of our other Medium-Term Notes, Series B previously issued or issued in the future.  We may also create and issue further, without notice or consent, debt securities under the indenture ranking equally with the Notes and our other Medium-Term Notes, Series B, in all respects except as noted above.

Book-Entry Notes and Form

The Notes will be issued in the form of one or more fully registered global notes (the “Global Notes”) which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depository”) and registered in the name of Cede & Co., the Depository’s nominee. Notes in definitive form will not be issued, unless the Depository discontinues providing its services as depository with respect to the Global Notes at any time and a successor depository is not obtained or unless we so determine in our sole discretion. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in the Depository.

UNDERWRITING

Under the terms and subject to the conditions set forth in a terms agreement dated August 9, 2010 (the “Terms Agreement”), between us and the underwriters named below (the “Underwriters”), incorporating the terms of a distribution agreement dated as of March 10, 2009, between us and the agents named in the prospectus supplement (the “Distribution Agreement”), we have agreed to sell to the Underwriters, and the Underwriters have severally and not jointly agreed to purchase, as principals, the respective principal amounts of the Notes set forth below opposite their names.

Underwriter	Aggregate Principal Amount of Notes
Barclays Capital Inc.	$270,000,000
HSBC Securities (USA) Inc.	$270,000,000
UBS Securities LLC	$270,000,000
Banc of America Securities LLC	$40,000,000
BNP Paribas Securities Corp.	$40,000,000
Goldman, Sachs & Co.	$40,000,000
J.P. Morgan Securities Inc.	$40,000,000
Aladdin Capital LLC	$10,000,000
CastleOak Securities, L.P.	$10,000,000
Loop Capital Markets LLC	$10,000,000
Total	$1,000,000,000

The Notes will not have an established trading market when issued. The Underwriters may from time to time make a market in the Notes but are not obligated to do so and may cease at any time. Neither we nor the Underwriters can assure you that any trading market for the Notes will be liquid.

The Underwriters propose to offer some of the Notes directly to the public at the public offering prices set forth on the cover page of this pricing supplement and some of the Notes to dealers at the public offering prices less a concession not to exceed $1.35 per $1,000 Note. The Underwriters may allow, and dealers may reallow, a concession not to exceed $1.00 per $1,000 Note on sales to other dealers. After the initial offering of the Notes to public, the representatives may change the public offering prices and concessions.  The offering of the Notes by the Underwriters is subject to receipt and acceptance and subject to the Underwriters’ right to reject any order in whole or in part.

In connection with the offering, UBS Securities LLC, on behalf of the Underwriters, on a fixed price basis, is permitted to engage in certain transactions that stabilize the prices of the Notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the prices of the Notes. If the Underwriters create a short position in the Notes in connection with the offering by selling more Notes than they have purchased from us, then the Underwriters may reduce that short position by purchasing Notes in the open market. In general, purchases of Notes for the purpose of stabilization or to reduce a short position could cause the prices of the Notes to be higher than in the absence of these purchases. The Underwriters are not required to engage in these activities, and may end any of these activities at any time. Neither we nor the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the Notes.

We may enter into hedging transactions in connection with the issuance of the Notes, including forwards, futures, options, interest rate or exchange rate swaps and repurchase or reverse repurchase transactions with, or arranged by, any of the Underwriters or an affiliate of that Underwriter. The applicable Underwriter and its affiliates may receive compensation, trading gain or other benefits in connection with these transactions. Counterparties to these hedging activities also may engage in market transactions involving the Notes offered under this pricing supplement.

Each of the Underwriters has severally agreed that it will not offer or sell any of the Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan and any branch or other office in Japan of a corporation or other entity organized under the laws of any foreign state), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan.

The Underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.  Certain of the Underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses.

We have agreed to indemnify the several agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect of these liabilities. We have also agreed to reimburse each of the Underwriters for certain expenses.

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 2, 2009)
Medium-Term Notes, Series B
Due More Than Nine Months From Date of Issue

Toyota Motor Credit Corporation may offer its medium-term notes from time to time. We will provide the specific terms of any notes offered in a pricing supplement. Unless the pricing supplement provides otherwise, the notes offered will have the following terms:

•	The notes will mature more than nine months from the date of		•	The pricing supplement will specify the interest payment dates.
	issue.		•	Payments on notes issued as indexed notes will be determined by
•	The notes may bear interest at fixed or floating rates or may not			reference to the index specified in the pricing supplement.
	bear any interest. Floating rate interest may be based on one or		•	The pricing supplement will specify if the notes can be redeemed
	more of the following rates plus or minus one or more fixed			before their maturity and if they are subject to mandatory
	amounts or multiplied by one or more leverage factors:			redemption, redemption at our option or repayment at the option
	•	CD Rate		of the holder of the notes.
	•	CMS Rate	•	The notes will be denominated in U.S. dollars or any other
	•	CMT Rate		currency specified in the applicable pricing supplement.
	•	Commercial Paper Rate	•	The notes will be in certificated or book-entry form.
	•	Eleventh District Cost of Funds Rate	•	The notes will be in minimum denominations of $1,000,
	•	Federal Funds Rate		increased in multiples of $1,000, unless specified otherwise in the
	•	Federal Funds Open Rate		applicable pricing supplement. We will specify the minimum
	•	LIBOR		denominations for notes denominated in a foreign currency in the
	•	Prime Rate		applicable pricing supplement.
	•	Treasury Rate
	•	Any other rate specified in the applicable pricing
supplement.

Investing in the notes involves risks. See “Risk Factors” on page S-3 of this prospectus supplement and page 1 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public	Agents’ Discounts and Commissions	Proceeds to Toyota Motor Credit Corporation

Per note	100.00%(1)	.15% – .75%	99.25% – 99.85%
_____________________
(1)	Unless the pricing supplement provides otherwise, we will issue the notes at 100% of their principal amount.

We are offering the notes on a continuing basis through the agents listed below. These agents will use their reasonable efforts to sell the notes offered. We may also appoint additional agents. We may also sell notes to the agents listed below or others, as principal, for resale to investors and other purchasers. In this prospectus supplement, persons who purchase notes from Toyota Motor Credit Corporation as agent or as principal for resale are referred to as “agents.” We may also sell notes without the assistance of an agent.

This prospectus supplement may also be used for offers and sales related to market making transactions in our Medium-Term Notes, Series B.

Banc of America Securities LLC	Merrill Lynch & Co.
Co-Arranger	Co-Arranger

Barclays Capital
Citi
Deutsche Bank Securities
HSBC
J.P. Morgan
Morgan Stanley
TFSS USA

The date of this prospectus supplement is March 10, 2009

This prospectus supplement does not contain complete information about the offering of the notes. No one may use this prospectus supplement to offer and sell the notes unless it is accompanied by the prospectus. If the terms of particular notes described in a pricing supplement are different from those described in this prospectus supplement or the prospectus, you should rely on the information in the pricing supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, any pricing supplement and any free writing prospectus we provide to you. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, any pricing supplement or any free writing prospectus is accurate as of any date other than the date on the front of the document.

In this prospectus supplement, “TMCC,” “we,” “us” and “our” refer specifically to Toyota Motor Credit Corporation. TMCC is the issuer of all of the notes offered under this prospectus supplement.

RISK FACTORS

Your investment in the notes involves certain risks. You should consult with your own financial and legal advisers as to the risks involved in an investment in the notes and to determine whether the notes are a suitable investment for you. The notes may not be a suitable investment for you if you are unsophisticated about debt securities. Notes denominated in a foreign currency are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions. Indexed notes are not an appropriate investment for investors who are unsophisticated with respect to the type of index or formula used to determine the amount payable. You should carefully consider the risk factors discussed below and the risks described under “Risk Factors” on page 1 of the accompanying prospectus or in the documents incorporated by reference into the accompanying prospectus, as well as the other information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus, before investing in the notes. The pricing supplement for a particular issuance of notes may describe additional information and risks applicable to those notes.

An Investment in Notes Indexed to Interest Rate, Currency or Other Indices or Formulas Entails Special Risks

An investment in notes where the principal, premium or interest is determined by reference to interest rate, currency or other indices or formulas will entail significant risks not associated with an investment in conventional fixed or floating rate notes. Examples of this type of note are notes where any or all of the principal, premium and interest is indexed to:

•	interest rates;

•	currencies, including exchange rates and swap indices between currencies;

•	commodities or stocks; or

•	other indices specified in a particular pricing supplement.

The risks from this type of investment include the possibility that the index or indices may fluctuate significantly and therefore (1) you will receive a lower amount of, or no, principal, premium, or interest and at different times than you expected and (2) the secondary market for indexed notes will be negatively affected independent of our creditworthiness. We have no control over a number of factors affecting this type of note, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of these risks and their results. In addition, if an index or formula used to determine the amount of principal or interest payable in respect of a note contains a multiple or leverage factor, the effect of any change in the index or indices will be magnified. In recent years, particular interest rates and indices have been highly volatile and this volatility may be expected to continue in the future. However, past experience is not necessarily indicative of what may happen in the future and the historical experience of an index should not be taken as an indication of its future performance.  Accordingly, you should consult your own financial and legal advisors as to the risk entailed by an investment in indexed notes.

An Investment in Notes Denominated in a Currency Other than U.S. Dollars Entails Special Risks Relating to Exchange Rates and Exchange Controls

      An investment in a note denominated in a currency other than U.S. dollars entails significant risks. These risks include the possibility of significant changes in rates of exchange between the U.S. dollar and such currency and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments. These risks generally depend on factors over which we have no control, such as economic and political events and the supply of and demand for the relevant currencies. In recent years, rates of exchange between the U.S. dollar and certain currencies have been highly volatile, and you should be aware that volatility may occur in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur during the term of any note. Depreciation of the specified currency for a note against the U.S. dollar would result in a decrease in the effective yield of such note (on a U.S. dollar basis) below its coupon rate and, in certain circumstances, could result in a loss to you on a U.S. dollar basis.

      Except as set forth below in “—Foreign Currency Judgments Are Subject to Exchange Rate Risks,” and unless specified otherwise in the applicable pricing supplement, if payment in respect of a note is required to be made in a currency other than U.S. dollars and such currency is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or is no longer used by the relevant government or for the settlement of transactions within the international banking community, then all payments in respect of such note will be made in U.S. dollars until such currency is again available to us or so used. The amounts payable on any date in such currency will be converted into U.S. dollars on the basis of the most recently available market exchange rate for such currency or as otherwise indicated in the applicable pricing supplement. Any payment in respect of such note so made in U.S. dollars will not constitute an event of default under the Indenture. However, if we cannot make payment in a specified currency solely because that currency has been replaced by the euro, then, beginning with the date the replacement becomes effective, we will be able to satisfy our obligations under those notes by making payment in euro.

      The information set forth in this prospectus supplement with respect to foreign currency risks is general in nature. We disclaim any responsibility to advise prospective purchasers of foreign currency notes with respect to any matters that may affect the purchase, holding or receipt of payments of principal or premium, if any, and interest on such notes. Such persons should consult their own counsel with regard to such matters.

Foreign Currency Judgments Are Subject to Exchange Rate Risks

    The notes will be governed by and construed in accordance with the internal laws of the State of New York. New York courts will normally enter judgments or decrees for money damages in the foreign currency in which notes are denominated. These amounts are then converted into U.S. dollars at the rate of exchange in effect on the date the judgment or decree is entered. Courts in the United States outside New York customarily have not rendered judgments for money damages denominated in any currency other than the U.S. dollar.

Redemption May Adversely Affect Your Return on the Notes

If your notes are redeemable at our option or are otherwise subject to mandatory redemption, we may redeem your notes at a time when prevailing interest rates are relatively low. If this happens, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the redeemed notes. For this reason, an optional or mandatory redemption feature can affect the market value of your notes.

Many Factors Affect the Trading Market and Market Value of Your Notes

We cannot assure you that a trading market for your notes will ever develop or be maintained. Many factors independent of the creditworthiness of TMCC may affect the trading market or market value of your notes. These factors include:

•	the complexity and volatility of any index or formula applicable to the notes;

•	the method of calculating any principal, premium or interest to be paid on the notes;

•	the time remaining to the maturity of the notes;

•	the outstanding amount of the notes;

•	any redemption features of the notes;

•	the amount of other securities linked to any index or formula applicable to the notes; and

•	the level, direction and volatility of market interest rates generally.

In addition, because some notes may be designed for specific investment objectives or strategies, these notes may (1) have a more limited trading market and (2) experience more price volatility than conventional debt securities.

Because of these limitations, you may not be able to sell notes readily or at prices that enable you to realize the yield you expect. In this regard, notes issued at a substantial discount from their principal amount payable at maturity trade at prices that tend to fluctuate more in relation to general changes in interest rates than the prices for conventional interest-bearing notes with comparable maturities. You should not purchase notes unless you understand and are able to bear the risk that particular notes may not be easy to sell and that the value of the notes will fluctuate over time, perhaps significantly.

In addition, if your investment activities are subject to legal investment laws and regulations, you may not be able to invest in certain types of notes or your investment in them may be limited. You should review and consider any applicable restrictions before investing in the notes.

Your Notes May Not Have an Established Trading Market; Secondary Trading in the Notes

No note will have an established trading market when issued. The notes will not be listed on any securities exchange unless otherwise provided in the applicable pricing supplement. Agents may from time to time purchase and sell notes in the secondary market, but no agent is obligated to do so. From time to time, agents may make a market in the notes, but any market making may be discontinued at any time. For these reasons, you should not assume that there will be any secondary market for your notes or, if there is a market, that it will be liquid. In addition, even if a secondary market develops for any notes, the spread between bid and asked prices for notes may be substantial.

Our Credit Ratings Do Not Reflect The True Risks of an Investment in the Notes

The credit ratings assigned to us represent the rating agencies’ opinion regarding our credit quality and are not a guarantee of quality.  The credit ratings on this Medium-Term Note program are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in the program’s credit ratings will generally affect the market value of your notes. The credit ratings on the program, however, do not take into account fluctuations in the structure or market value of the notes or the possibility that payments on indexed notes may be less than anticipated because of changes in the specified index or indices.  Therefore, the ratings assigned to us may not fully reflect the true risks of an investment in the notes.

Tax Consequences of Holding the Notes

Different noteholders will be treated differently depending on the terms of the notes and their own particular status and circumstances.  Potential investors should consider, and consult with their own tax advisers about the U.S. federal income (as well as applicable State, local and foreign income and other) tax consequences to them of investing in, holding, and disposing of the notes.

DESCRIPTION OF THE NOTES

The following description of the terms of the notes is in addition to, and if and to the extent inconsistent, replaces, the description and general terms of the notes under “Description of Debt Securities” in the prospectus. The following description of the terms of the notes sets forth certain general terms and provisions of the notes. The particular terms of notes offered by TMCC and the extent to which these general provisions may apply to the notes will be described in a pricing supplement relating to the notes. If the terms of particular notes described in a pricing supplement are different from those described in this prospectus supplement or in the prospectus, you should rely on the information in the pricing supplement.

General

TMCC will issue the notes as a series of debt securities (designated Medium-Term Notes, Series B) under an indenture, dated as of August 1, 1991, as amended by a first supplemental indenture, dated as of October 1, 1991 and a second supplemental indenture, dated as of March 31, 2004, (together, the “Indenture”), by and among TMCC, The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A. and The Chase Manhattan Bank, N.A.) and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company). Deutsche Bank Trust Company Americas will act as trustee for the notes (the “Trustee”). The following is a summary of certain provisions of the notes and of the Indenture and does not contain all of the information which may be important to you. You should read all provisions of the Indenture carefully, including the definitions of certain terms, before you decide to invest in the notes. References to particular sections or defined terms of the Indenture are meant to incorporate by reference those sections or defined terms of the Indenture. A copy of the Indenture is an exhibit to the registration statement relating to the debt securities which includes the prospectus. See “Where You Can Find More Information” in the accompanying prospectus. Capitalized terms used but not defined in this prospectus supplement have the meanings given to them in the Indenture or the notes, as the case may be. The term “debt securities,” as used under this caption refers to all securities that may be issued under the Indenture, including the notes.

All debt securities, including the notes, issued and to be issued under the Indenture will be unsecured general obligations of TMCC and will rank equally with our other unsecured and unsubordinated indebtedness from time to time outstanding. The Indenture does not limit the total principal amount of debt securities that TMCC may issue.

The notes offered by this prospectus supplement will be part of the same series of debt securities as our previously issued Medium-Term Notes, Series B.  We may issue an unlimited principal amount of our Medium-Term Notes, Series B.

The notes offered by this prospectus supplement will be offered on a continuing basis and will mature on a day that is more than nine months from the date of issue, as selected by the purchaser and agreed to by TMCC. The notes may bear interest at fixed or floating rates or may not bear any interest. Notes may be issued at a premium, or at significant discounts from their principal amount payable at the stated maturity date or on any prior date on which the principal or an installment of principal of a note becomes due and payable, whether by the declaration of acceleration, call for redemption at the option of TMCC, repayment at the option of the holder or otherwise (each date, a “Maturity”).

TMCC may change, from time to time, interest rates, interest rate and/or principal formulae and other variable terms of the notes, but no change will affect any note already issued or as to which TMCC has accepted an offer to purchase.

Terms May Vary Among Investors

Interest rates offered by TMCC for notes may differ depending upon, among other things, the aggregate principal amount of notes purchased in any single transaction. TMCC may also offer notes with similar variable terms but different interest rates concurrently at any time. TMCC may also concurrently offer notes having different variable terms to different investors.

Reopenings

We may reopen a prior issuance of our Medium-Term Notes, Series B by issuing additional notes with the same terms as the notes that we previously issued.  The additional notes will be considered part of the same issuance of notes for all purposes.

Redemption

The notes will not be subject to any sinking fund. If provided in an applicable pricing supplement, TMCC may redeem notes, in whole or in part, before their stated maturity at TMCC’s option on notice given not more than 15 nor less than 10 days (or on other notice described in the applicable pricing supplement) before the date of redemption, or through operation of a mandatory or optional sinking fund or analogous provisions. The pricing supplement will set forth the detailed terms of any redemption, including the date after or on which and the price or prices including premium, if any, at which the notes may be redeemed. Unless otherwise specified in the applicable pricing supplement, the notes will not be subject to repayment at the option of the Holders.

Listing

Unless otherwise specified in the applicable pricing supplement, the notes will not be listed on, or admitted to trading on or by, any stock exchanges, and/or markets within or outside the United States.  No note will have an established trading market when issued.  A market for any particular issue of notes may not develop.

Interest and Interest Rates

General

Each note will bear interest from and including the date of issue (the “Original Issue Date”) at the rate per annum or, in the case of a floating rate note, pursuant to the interest rate formula stated in the applicable note and in the applicable pricing supplement until the principal of the note is paid or made available for payment. Interest will be payable in arrears on each interest payment date specified in the applicable pricing supplement on which an installment of interest is due and payable (an “Interest Payment Date”) and at Maturity. The first payment of interest on any note originally issued between a Regular Record Date, as defined below, and the related Interest Payment Date will be made on the Interest Payment Date immediately following the next succeeding Regular Record Date to the registered holder on the next succeeding Regular Record Date.

A “Regular Record Date” will be the fifteenth calendar day, whether or not a Business Day, immediately preceding the related Interest Payment Date.

“Business Day” as used in this prospectus supplement means, unless otherwise specified in the applicable pricing supplement:

•
for CMS Rate Notes and CMT Rate Notes, any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities (a “U.S. Government Securities Business Day”); and

with respect to all other notes:

•	for U.S. dollar denominated notes for which LIBOR is not an applicable Interest Rate Basis:

•
any day other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York (a “New York Business Day”);

•	for U.S. dollar denominated notes for which LIBOR is an applicable Interest Rate Basis:

•
a day that is both (1) a day on which commercial banks are open for business, including dealings in the designated Index Currency (as defined below) in London (a “London Banking Day”) and (2) a New York Business Day;

•	for non-U.S. dollar denominated notes (other than notes denominated in euro) for which LIBOR is not an applicable Interest Rate Basis:

•
a day that is both (1) a day other than a day on which commercial banks are authorized or required by law, regulation or executive order to close in the Principal Financial Center (as defined below) of the country issuing the Specified Currency (a “Principal Financial Center Business Day”) and (2) a New York Business Day;

•	for non-U.S. dollar denominated notes (other than notes denominated in euro) for which LIBOR is an applicable Interest Rate Basis:

•	a day that is all of: (1) a Principal Financial Center Business Day; (2) a New York Business Day; and (3) a London Banking Day;

•	for euro denominated notes for which LIBOR is not an applicable Interest Rate Basis:

•	a day that is both (1) a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) System is open (a “TARGET Business Day”) and (2) a New York Business Day; and

•	for euro denominated notes for which LIBOR is an applicable Interest Rate Basis:

•	a day that is all of: (1) a TARGET Business Day; (2) a New York Business Day; and (3) a London Banking Day.

“Principal Financial Center” means, unless otherwise specified in the applicable pricing supplement:

•
the capital city of the country issuing the Specified Currency except that with respect to U.S. dollars, Australian dollars, Canadian dollars, South African rand and Swiss francs, the Principal Financial Center will be the City of New York, Sydney, Toronto, Johannesburg and Zurich, respectively; or

•
the capital city of the country to which the Index Currency relates, except that with respect to U.S. dollars, Australian dollars, Canadian dollars, euro, South African rand and Swiss francs, the Principal Financial Center will be the City of New York, Sydney, Toronto, London, Johannesburg and Zurich, respectively.

“Index Currency” means the currency specified in the applicable pricing supplement as the currency for which LIBOR will be calculated. If no currency is specified in the applicable pricing supplement, the Index Currency will be U.S. dollars.

“Specified Currency” means the currency in which a particular note is denominated (or, if the currency is no longer legal tender for the payment of public and private debts, any other currency of the relevant country or entity which is then legal tender for the payment of such debts).

Fixed Rate Notes

Fixed rate notes will bear interest at the rate per annum specified in the fixed rate note and applicable pricing supplement. Interest payments on fixed rate notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or from and including the date of issue, if no interest has been paid with respect to the notes to, but excluding, the related interest payment date or Maturity, as the case may be. Unless otherwise specified in the applicable pricing supplement, interest on fixed rate notes will be paid on the basis of a 360-day year of twelve 30-day months.

Unless otherwise provided in the applicable pricing supplement, interest on fixed rate notes will be payable semiannually on May 15 and November 15 of each year and at Maturity. Unless otherwise provided in the applicable pricing supplement, if any Interest Payment Date or the Maturity of a fixed rate note falls on a day that is not a Business Day, any principal, premium, or interest payments will be made on the next succeeding Business Day as if made on the date the payment was due, and no interest will accrue on the amount payable for the period from and after the Interest Payment Date or Maturity, as the case may be.

Floating Rate Notes

Interest Rate Basis. Interest on floating rate notes will be determined by reference to the applicable Interest Rate Basis or Interest Rate Bases, which may be one or more of:

•	the CD Rate,

•	the CMS Rate,

•	the CMT Rate,

•	the Commercial Paper Rate,

•	the Eleventh District Cost of Funds Rate,

•	the Federal Funds Rate,

•	the Federal Funds Open Rate,

•	LIBOR,

•	the Prime Rate,

•	the Treasury Rate, or

•	any other Interest Rate Basis or interest rate formula that is specified in the applicable pricing supplement.

A floating rate note may bear interest with respect to two or more Interest Rate Bases.

Terms. Each applicable pricing supplement will specify the terms of a floating rate note, which may include:

•	whether the floating rate note is:

•	a “Regular Floating Rate Note,”

•	an “Inverse Floating Rate Note,”

•	a “Floating Rate/Fixed Rate Note,”

•	the Interest Rate Basis or Bases,

•	the Initial Interest Rate,

•	the Interest Reset Dates,

•	the Interest Reset Period,

•	the Interest Payment Dates,

•	the period to maturity of the instrument or obligation with respect to which the Interest Rate Basis or Bases will be calculated (“Index Maturity”),

•	Maximum Interest Rate and Minimum Interest Rate, if any,

•	the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases (the “Spread”),

•	the percentage of the related Interest Rate Basis or Bases by which the Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate (the “Spread Multiplier”),

•	if one or more of the specified Interest Rate Bases is LIBOR, the Index Currency, the Index Maturity and the Designated LIBOR Page,

•	if one or more of the specified Interest Rate Bases is the CMS Rate, the Designated CMS Index Maturity, and

•	if one or more of the specified Interest Rate Bases is the CMT Rate, the Designated CMT Reuters Page and the Designated CMT Maturity Index.

The interest rate borne by floating rate notes will be determined, in general, as described below. However, if a floating rate note is designated as having an addendum, and the addendum specifies different or additional interest payment terms, the floating rate note will bear interest in accordance with the terms described in the addendum and the applicable pricing supplement.

Regular Floating Rate Notes. Unless a floating rate note is designated as a Floating Rate/Fixed Rate Note, an Inverse Floating Rate Note or as having an addendum attached which specifies different or additional interest payment terms, it will be a Regular Floating Rate Note and, except as described below or in an applicable pricing supplement, will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases:

•	plus or minus the applicable Spread, if any; and/or

•	multiplied by the applicable Spread Multiplier, if any.

The interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate specified in the applicable pricing supplement. Beginning on the first Interest Reset Date, the rate at which interest on a Regular Floating Rate Note will be payable will be reset as of each Interest Reset Date.

TMCC may change the Spread, Spread Multiplier, Index Maturity, Designated CMS Index Maturity, Designated CMT Reuters Page and other variable terms of floating rate notes from time to time, but no change will affect any floating rate note previously issued or as to which TMCC has accepted an offer to purchase.

Floating Rate/Fixed Rate Notes. If a floating rate note is designated as a “Floating Rate/Fixed Rate Note,” then, except as described below or in an applicable pricing supplement, it will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases:

•	plus or minus the applicable Spread, if any; and/or

•	multiplied by the applicable Spread Multiplier, if any.

The interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate specified in the applicable pricing supplement. Beginning on the first Interest Reset Date, the rate at which interest on a Floating Rate/Fixed Rate Note will be payable will be reset as of each Interest Reset Date until the date on which interest begins to accrue on a fixed rate basis (the “Fixed Rate Commencement Date”). Unless otherwise specified in the applicable pricing supplement, the interest rate in effect beginning on, and including, the Fixed Rate Commencement Date to Maturity will be the Fixed Interest Rate, if that rate is specified in the applicable pricing supplement. If no Fixed Interest Rate is specified, the interest rate will be the rate in effect on the day immediately preceding the Fixed Rate Commencement Date.

Inverse Floating Rate Notes. If a floating rate note is designated as an “Inverse Floating Rate Note,” then, except as described below or in the applicable pricing supplement, it will bear interest equal to the Fixed Interest Rate specified in the related pricing supplement minus the rate determined by reference to the Interest Rate Basis or Bases:

•	plus or minus the applicable Spread, if any; and/or

•	multiplied by the applicable Spread Multiplier, if any.

The interest rate on an Inverse Floating Rate Note will not be less than zero unless specified otherwise in the applicable pricing supplement. The interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate specified in the pricing supplement. Beginning on the first Interest Reset Date, the rate at which interest on an Inverse Floating Rate Note is payable will be reset as of each Interest Reset Date.

Interest Reset Dates. Each applicable pricing supplement will specify whether the rate of interest on the floating rate note will be reset daily, weekly, monthly, quarterly, semiannually, annually or any other specified period (each, an “Interest Reset Period”) and the dates on which the interest rate will be reset (each, an “Interest Reset Date”). Unless specified otherwise in the applicable pricing supplement, the Interest Reset Date will be in the case of floating rate notes which reset:

•	daily — each Business Day;

•
weekly — the Wednesday of each week, with the exception of weekly reset floating rate notes as to which the Treasury Rate is an applicable Interest Rate Basis, which will reset the Tuesday of each week;

•
monthly — the third Wednesday of each month, with the exception of monthly reset floating rate notes as to which the Eleventh District Cost of Funds Rate Notes is an applicable Interest Rate Basis, which will reset on the first calendar day of the month;

•	quarterly — the third Wednesday of March, June, September and December of each year;

•	semiannually — the third Wednesday of the two months specified in the applicable pricing supplement; and

•	annually — the third Wednesday of the month specified in the applicable pricing supplement;

provided however, that, for Floating Rate/Fixed Rate Notes, the interest rate will not reset after the Fixed Rate Commencement Date.

Unless specified otherwise in the applicable pricing supplement, if any Interest Reset Date for a floating rate note would otherwise be a day that is not a Business Day, the applicable Interest Reset Date will be postponed to the next succeeding day that is a Business Day (the “Following Business Day Convention”), except that in the case of a floating rate note as to which LIBOR is an applicable Interest Rate Basis, if the Business Day falls in the next succeeding calendar month, the applicable Interest Reset Date will be the immediately preceding Business Day (the “Modified Following Business Day Convention”).

Except as set forth above or in the applicable pricing supplement, the interest rate in effect on each day will be:

•	if the day is an Interest Reset Date, the interest rate determined on the related Interest Determination Date, as defined below, immediately preceding such Interest Reset Date; or

•	if the day is not an Interest Reset Date, the interest rate determined on the related Interest Determination Date immediately preceding the most recent Interest Reset Date.

Interest Rate Reset Cutoff Date. A pricing supplement may also specify a date (an “Interest Rate Reset Cutoff Date”) prior to an Interest Reset Date on which the interest rate for a floating rate note will no longer be subject to adjustment.  Beginning on the Interest Rate Reset Cutoff Date, the interest rate applicable from and including the Interest Rate Reset Cutoff Date to but excluding the next Interest Payment Date shall be determined based on the Interest Rate Basis in effect on the Interest Rate Reset Cutoff Date.

Maximum and Minimum Interest Rates. A floating rate note may also have either or both of the following:

•	a maximum numerical limitation, or ceiling, on the annual rate at which interest may accrue during any interest period (“Maximum Interest Rate”); and

•	a minimum numerical limitation, or floor, on the annual rate at which interest may accrue during any interest period (“Minimum Interest Rate”).

In addition to any Maximum Interest Rate that may be applicable to a floating rate note under the above provisions, the interest rate on floating rate notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States laws of general application.

Interest Payments. The interest payment dates applicable to a floating rate note will be specified in the related pricing supplement. Each floating rate note will bear interest from the date of issue at the rates specified in the note until the principal is paid or otherwise made available for payment. Except as provided below or in an applicable pricing supplement, the interest payment dates for floating rate notes will be, in the case of floating rate notes which reset:

•	daily, weekly or monthly — the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement;

•	quarterly — the third Wednesday of March, June, September and December of each year;

•	semiannually — on the third Wednesday of the two months of each year specified in the applicable pricing supplement;

•	annually — the third Wednesday of the month of each year specified in the applicable pricing supplement; and

•	in each case, at Maturity (each, an “Interest Payment Date”).

Unless specified otherwise in the applicable pricing supplement, if any Interest Payment Date for a floating rate note other than an Interest Payment Date at Maturity would otherwise be a day that is not a Business Day, the Interest Payment Date will follow the Following Business Day Convention except that in the case of a floating rate note as to which LIBOR is an applicable Interest Rate Basis, unless specified in the applicable pricing supplement, if the Business Day falls in the next succeeding calendar month, the Interest Payment Date will follow the Modified Following Business Day Convention. If the Maturity of a floating rate note falls on a day that is not a Business Day, the payment of principal, premium and interest, if any, will be made on the next succeeding Business Day, and no interest on the payment will accrue for the period from and after Maturity.

Unless specified otherwise in the applicable pricing supplement, all percentages resulting from any calculation on floating rate notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point rounded upwards. For example, 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655), and all dollar amounts used in or resulting from the calculation on floating rate notes will be rounded to the nearest cent with one-half cent being rounded upward.

Interest payments on floating rate notes will equal the amount of interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid (or from and including the date of issue, if no interest has been paid), to but excluding the related Interest Payment Date. Interest payments on floating rate notes made at Maturity will include interest accrued to but excluding the date of Maturity.

Except as specified otherwise in the applicable pricing supplement, each floating rate note will accrue interest on an “Actual/360” basis, an “Actual/Actual” basis, or a “30/360” basis, in each case from the period from the Original Issue Date to the date of Maturity, unless otherwise specified in the applicable pricing supplement. If no interest basis is specified in the applicable pricing supplement, interest on floating rate notes will be paid on an “Actual/360” basis.  For floating rate notes calculated on an Actual/360 basis and Actual/Actual basis, accrued interest for each Interest Calculation Period, as defined below, will be calculated by multiplying:

(1)	the face amount of the floating rate note;

(2)	the applicable interest rate; and

(3)	the actual number of days in the related Interest Calculation Period and dividing the resulting product by 360 or 365, as applicable; or with respect to an Actual/Actual basis floating rate note, if any portion of the related Interest Calculation Period falls in a leap year, the product of (1) and (2) above will be multiplied by the sum of:

•	the actual number of days in that portion of the related Interest Calculation Period falling in a leap year divided by 366, and

•	the actual number of days in that portion of the related Interest Calculation Period falling in a non-leap year divided by 365.

For floating rate notes calculated on a 30/360 basis, accrued interest for an Interest Calculation Period will be computed on the basis of a 360-day year of twelve 30-day months, irrespective of how many days are actually in the Interest Calculation Period. Unless specified otherwise in the applicable pricing supplement, for floating rate notes that accrue interest on a 30/360 basis, if any Interest Payment Date or the Maturity falls on a day that is not a Business Day, the related payment of principal or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on the amount payable for the period from and after the Interest Payment Date or Maturity, as the case may be.

“Interest Calculation Period” means with respect to any period, the period from and including the most recent Interest Reset Date (or from and including the date of issue in the case of the first Interest Reset Date) to but excluding the next succeeding Interest Reset Date for which accrued interest is being calculated.

Unless specified otherwise in the applicable pricing supplement, interest with respect to notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in the same manner as if only one of the applicable Interest Rate Bases applied.

Interest Determination Dates. The interest rate applicable to each Interest Reset Period beginning on the Interest Reset Date with respect to that Interest Reset Period will be the rate determined on the applicable “Interest Determination Date,” as follows unless otherwise specified in the applicable pricing supplement:

•
the Interest Determination Date for the CD Rate, the CMS Rate, the CMT Rate, the Commercial Paper Rate and the Prime Rate will be the second Business Day preceding each Interest Reset Date for the related note;

•
the Interest Determination Date for the Federal Funds Rate will be the same day as the Interest Reset Date or the first Business Day preceding each Interest Reset Date, as specified in the pricing supplement for the related note;

•	the Interest Determination Date for the Federal Funds Open Rate will be the same day as each Interest Reset Date for the related note;

•
the Interest Determination Date for the Eleventh District Cost of Funds Rate will be the last working day of the month immediately preceding each Interest Reset Date on which the Federal Home Loan Bank of San Francisco publishes the Index, as defined below under “Eleventh District Cost of Funds Rate Notes”;

•	the Interest Determination Date for LIBOR will be the second London Banking Day preceding each Interest Reset Date;

•
the Interest Determination Date for the Treasury Rate will be the day in the week in which the related Interest Reset Date falls on which day Treasury Bills, as defined below, are normally auctioned. Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday; provided, however, that if an auction is held on the Friday of the week preceding the related Interest Reset Date, the related Interest Determination Date will be that preceding Friday;

•
the Interest Determination Date for a floating rate note whose interest rate is determined with reference to two or more Interest Rate Bases, will be the most recent Business Day which is at least two Business Days prior to the Interest Reset Date for the floating rate note on which each Interest Rate Basis is determinable. Each Interest Rate Basis will be determined and compared on that date, and the applicable interest rate will take effect on the related Interest Reset Date.

Calculation Agent and Calculation Date. Unless otherwise provided in the applicable pricing supplement, Deutsche Bank Trust Company Americas will be the calculation agent. Upon request of the Holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next Interest Reset Date with respect to such floating rate note. Unless specified otherwise in the applicable pricing supplement, the “Calculation Date,” if applicable, pertaining to any Interest Determination Date, will be the earlier of:

•	the tenth calendar day after the applicable Interest Determination Date, or, if that day is not a Business Day, the next succeeding Business Day, or

•	the Business Day preceding the applicable Interest Payment Date or Maturity, as the case may be.

CD Rate Notes. CD Rate notes (“CD Rate Notes”) will bear interest at the rates (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any) specified in the CD Rate Notes and the applicable pricing supplement.

Unless specified otherwise in the applicable pricing supplement, “CD Rate” means the rate on the applicable Interest Determination Date for negotiable U.S. dollar certificates of deposit having the Index Maturity specified in the applicable pricing supplement as published in H.15(519), as defined below, under the heading “CDs (secondary market)”.

The following procedures will be followed if the CD Rate cannot be determined as described above:

(1) If the rate referred to above is no longer published or if not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CD Rate on the applicable Interest Determination Date will be the rate for negotiable U.S. dollar certificates of deposit of the Index Maturity specified in the applicable pricing supplement as published in H.15 Daily Update (as defined below), or other recognized electronic source used for the purpose of displaying the applicable rate, for the Interest Determination Date, under the caption “CDs (secondary market)”.

(2) If the rate referred to in clause (1) above is no longer published or is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CD Rate on the applicable Interest Determination Date will be the rate calculated by the calculation agent as the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on the applicable Interest Determination Date of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in the City of New York selected by the calculation agent (after consultation with us) for negotiable U.S. dollar certificates of deposit of major United States money market banks for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement in an amount that is representative for a single transaction in that market at the time.

(3) If the dealers selected by the calculation agent are not quoting as referred to in clause (2) above, the CD Rate on the applicable Interest Determination Date will be the rate in effect on the applicable Interest Determination Date.

“H.15(519)” means the weekly statistical release designated as such published by the Federal Reserve System Board of Governors, or its successor, available through the website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update/h15upd.htm, or any Successor Source.

“H.15 Daily Update” means the daily update of H.15(519), available through the website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update/h15upd.htm, or any Successor Source.

“Successor Source” means, in relation to any display page, other published source, information vendor or provider: (i) the successor display page, other published source, information vendor or provider that has been officially designated by the sponsor of the original page or source; or (ii) if the sponsor has not officially designated a successor display page, other published source, information vendor or provider (as the case may be), the successor display page, other published source, information vendor or provider, if any, designated by the relevant information vendor or provider (if different from the sponsor).

CMS Rate Notes. CMS Rate notes (“CMS Rate Notes”) will bear interest at the rates (calculated with reference to the CMS Rate and the Spread and/or Spread Multiplier, if any) specified in the CMS Rate Notes and the applicable pricing supplement.

Unless specified otherwise in the applicable pricing supplement, “CMS Rate” means the rate on the applicable Interest Determination Date for U.S. dollar swaps having the Designated CMS Maturity Index specified in the applicable pricing supplement, expressed as a percentage, which appears on the Reuters Screen ISDAFIX1 Page as of 11:00 A.M., New York City time.

The following procedures will be followed if the CMS Rate cannot be determined as described above:

(1) If the rate referred to above is no longer published on the relevant page, or if not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMS Rate on the applicable Interest

Determination Date will be a percentage determined on the basis of the mid-market semi-annual swap rate quotations provided by five leading swap dealers in the New York City interbank market selected by the calculation agent (after consultation with us) as of approximately 11:00 A.M., New York City time on the related Interest Determination Date.  For this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction having the Designated CMS Maturity Index specified in the applicable pricing supplement in an amount that is representative for a single transaction in that market at the time with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an Actual/360 day count basis, is equivalent to USD-LIBOR-BBA with a designated maturity of three months.  The calculation agent will request the principal New York City office of each of the swap dealers to provide a quotation of this rate.  If at least three quotations are provided, the rate will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest).

(2) If fewer than three swap dealers selected by the calculation agent are quoting as referred to in clause (1) above, the CMS Rate will be the rate in effect on the applicable Interest Determination Date.

CMT Rate Notes. CMT Rate notes (“CMT Rate Notes”) will bear interest at the rates (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any) specified in the CMT Rate Notes and the applicable pricing supplement.

Unless specified otherwise in the applicable prospectus supplement, “CMT Rate” means:

•
if “CMT-T7051” is specified in the applicable pricing supplement as the Designated CMT Reuters Page, a percentage equal to the yield for United States Treasury securities at “constant maturity” having the Designated CMT Maturity Index specified in the applicable pricing supplement for the applicable Interest Determination Date as such yield is displayed on the Reuters Screen FRBCMT Page; or

•
if “CMT-T7052” is specified in the applicable pricing supplement as the Designated CMT Reuters Page, or neither “CMT-T7051” nor “CMT-T7052” is specified in the applicable pricing supplement as the Designated CMT Reuters Page, a percentage equal to the one-week average yield for United States Treasury securities at “constant maturity” having the Designated CMT Maturity Index specified in the applicable pricing supplement for the week preceding the applicable Interest Determination Date as set forth in H.15(519) under the caption “Week Ending” and opposite the caption “Treasury constant maturities,” as such yield is displayed on the Reuters Screen FEDCMT Page for the week preceding such Interest Determination Date.

The following procedures will be followed if the CMT Rate cannot be determined as described above:

(1) If the rate referred to above is no longer published on the relevant page, or if not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for the applicable Interest Determination Date shall be determined as follows:

•
if “CMT-T7051” is specified in the applicable pricing supplement as the Designated CMT Reuters Page, then the CMT Rate for the applicable Interest Determination Date will be the percentage equal to the yield for United States Treasury securities at “constant maturity” for the Designated CMT Maturity Index specified in the applicable pricing supplement as published in the relevant H.15(519) under the caption “Treasury constant maturities”; or

•
if “CMT-T7052” is specified in the applicable pricing supplement as the Designated CMT Reuters Page, or neither “CMT-T7051” nor “CMT-T7052” is specified in the applicable pricing supplement as the Designated CMT Reuters Page, then the CMT Rate for the applicable Interest Determination Date will be the percentage equal to the one week average yield for United States Treasury securities at “constant maturity” for the Designated CMT Maturity Index specified in the applicable pricing supplement as published in the relevant H.15(519) under the caption “Week Ending” and opposite the caption “Treasury constant maturities.”

(2) If the rate referred to in clause (1) above is no longer published or is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for the applicable Interest Determination Date shall be determined as follows:

•
if “CMT-T7051” is specified in the applicable pricing supplement as the Designated CMT Reuters Page, then the CMT Rate for the applicable Interest Determination Date will be the rate for the Designated CMT Maturity Index specified in the applicable pricing supplement as may then be published by either the Federal Reserve System Board of Governors or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate which would otherwise have been published in H.15(519); or

•
if “CMT-T7052” is specified in the applicable pricing supplement as the Designated CMT Reuters Page, or neither “CMT-T7051” nor “CMT-T7052” is specified in the applicable pricing supplement as the Designated CMT Reuters Page, then the CMT Rate for the applicable Interest Determination Date will be the one-week average yield for the Designated CMT Maturity Index specified in the applicable pricing supplement as otherwise announced by the Federal Reserve Bank of New York for the week preceding that Interest Determination Date.

(3) If the rate referred to in clause (2) above is not so published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for the applicable Interest Determination Date will be calculated by the calculation agent as a yield to maturity, based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date, of three leading primary United States government securities dealers in New York City selected by the calculation agent (after consultation with us) (each, a “Reference Dealer”) from five such dealers and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest) for United States Treasury securities with an original maturity equal to the Designated CMT Maturity Index specified in the applicable pricing supplement, a remaining term to maturity no more than one year shorter than the Designated CMT Maturity Index and in a principal amount that is representative for a single transaction in that market at that time.

(4) If fewer than five but more than two such prices referred to in clause (3) are provided as requested, the CMT Rate for the applicable Interest Determination Date will be based on the arithmetic mean of the bid prices obtained and neither the highest nor lowest of such quotations will be eliminated.

(5) If fewer than three prices referred to in clause (4) are provided as requested, the CMT Rate for the applicable Interest Determination Date will be calculated by the calculation agent and will be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three Reference Dealers in The City of New York selected by the calculation agent from five Reference Dealers selected by the calculation agent (after consultation with us) after eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest) for United States Treasury securities with an original maturity greater than the Designated CMT Maturity Index, a remaining term to maturity closest to the Designated CMT Maturity Index, and in a principal amount that is representative for a single transaction in that market at that time.

(6) If fewer than five but more than two such prices referred to in clause (5) are provided, then the CMT Rate for the applicable Interest Determination Date will be calculated by the calculation agent as the arithmetic mean of the bid prices obtained and neither the highest nor lowest of the quotes will be eliminated.

(7) If fewer than three Reference Dealers selected by the calculation agent are quoting as mentioned in clause (6) above, the CMT Rate will be the rate in effect on the applicable Interest Determination Date.

If two United States Treasury securities with an original maturity greater than the Designated CMT Maturity Index have remaining terms to maturity equally close to the Designated CMT Maturity Index, the calculation agent will obtain quotations for the United States Treasury security with the shorter original term to maturity.

“Designated CMT Maturity Index” means the original period to maturity of the U.S. Treasury securities, either 1, 2, 3, 5, 7, 10, 20 or 30 years, specified in the applicable pricing supplement with respect to which the CMT Rate will be calculated.

Commercial Paper Rate Notes. Commercial Paper Rate notes (“Commercial Paper Rate Notes”) will bear interest at the rates (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified in the Commercial Paper Rate Notes and the applicable pricing supplement.

Unless specified otherwise in the applicable pricing supplement, “Commercial Paper Rate” means the Money Market Yield, as defined below, on the applicable Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable pricing supplement published in H.15(519) under the heading “Commercial Paper — Nonfinancial.”

The following procedures will be followed if the Commercial Paper Rate cannot be determined as described above:

(1) If the rate referred to above is not published by 5:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate for the Interest Determination Date will be the Money Market Yield on the applicable Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable pricing supplement published in H.15 Daily Update, or other recognized electronic source for the purpose of displaying the rate for commercial paper, under the caption “Commercial paper/Nonfinancial”.

(2) If by 5:00 P.M., New York City time, on the related Calculation Date the Commercial Paper Rate is not yet published in either H.15(519) or H.15 Daily Update, then the Commercial Paper Rate for the applicable Interest Determination Date will be calculated by the calculation agent as the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, as of the applicable Interest Determination Date of three leading dealers of U.S. dollar commercial paper in The City of New York, which may include the calculation agent and its affiliates, selected by the calculation agent (after consultation with us) for U.S. dollar commercial paper having the Index Maturity designated in the applicable pricing supplement placed for industrial issuers whose bond rating is “Aa,” or the equivalent, from a nationally recognized rating agency.

(3) If the dealers selected by the calculation agent are not quoting as mentioned in clause (2) above, the Commercial Paper Rate determined on the applicable Interest Determination Date will be the rate in effect on the applicable Interest Determination Date.

“Money Market Yield” means, in respect of any security with a maturity of six months or less, the rate for which is quoted on a bank discount basis, a yield (expressed as a percentage) calculated in accordance with the following formula:

where:

“D” refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and

“M” refers to the actual number of days in the interest period for which interest is being calculated.

Eleventh District Cost of Funds Rate Notes. Eleventh District Cost of Funds Rate notes (“Eleventh District Cost of Funds Notes”) will bear interest at the rates (calculated with reference to the Eleventh District Cost of Funds Rate and the Spread and/or Spread Multiplier, if any) specified in the Eleventh District Cost of Funds Rate Notes and the applicable pricing supplement.

Unless specified otherwise in the applicable pricing supplement, “Eleventh District Cost of Funds Rate” means the rate equal to the monthly weighted average cost of funds set forth opposite the caption “11TH Dist COFI:” on the Reuters Screen COFI/ARMS Page as of 11:00 A.M., San Francisco time, on the applicable Interest Determination Date.

The following procedures will be followed if the Eleventh District Cost of Funds Rate cannot be determined as described above:

(1) If the rate referred to above is no longer published on the relevant page, or if not published by 11:00 A.M., San Francisco time, on the related Calculation Date, the Eleventh District Cost of Funds Rate for the applicable Interest Determination Date will be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the “Index”) by the Federal Home Loan Bank of San Francisco as the cost of funds for the calendar month immediately preceding the applicable Interest Determination Date.

(2) If the Federal Home Loan Bank of San Francisco fails to announce the Index as referred to in clause (1) on or before the related Calculation Date for the calendar month immediately preceding the applicable Interest Determination Date, then the Eleventh District Cost of Funds Rate for the applicable Interest Determination Date will be the Eleventh District Cost of Funds Rate in effect on the applicable Interest Determination Date.

Federal Funds Rate Notes. Federal Funds Rate notes (“Federal Funds Notes”) will bear interest at the rates (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any) specified in the Federal Funds Rate Notes and the applicable pricing supplement.

Unless specified otherwise in the applicable pricing supplement, “Federal Funds Rate” means the rate with respect to the applicable Interest Determination Date as set forth in H.15(519) for that day opposite the caption “EFFECT,” as such rate is displayed on the Reuters Screen FEDFUNDS1 Page.

The following procedures will be followed if the Federal Funds Rate cannot be determined as described above:

(1) If the rate referred to above does not appear on Reuters Screen FEDFUNDS1 Page or is not yet published in H.15(519) by 5:00 P.M., New York City time, on the related Calculation Date, the Federal Funds Rate for the applicable Interest Determination Date will be the rate set forth in the H.15 Daily Update, or such other recognized electronic source for the purpose of displaying such rate, for that day opposite the caption “Federal funds (effective)”.

(2) If the rate referred to in clause (1) is not so published by 5:00 P.M., New York City time, on the related Calculation Date, the Federal Funds Rate for the applicable Interest Determination Date will be calculated by the calculation agent as the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds arranged by three leading brokers of U.S. dollar federal funds transactions in The City of New York, which may include the calculation agent and its affiliates, selected by the calculation agent (after consultation with us) as of a time before 9:00 A.M., New York City time on the applicable Interest Determination Date.

(3) If the brokers so selected by the calculation agent are not quoting as referred to in clause (2) above, the Federal Funds Rate for the applicable Interest Determination Date will be the Federal Funds Rate in effect on the applicable Interest Determination Date.

Federal Funds Open Rate. Federal Funds Open Rate notes (“Federal Funds Open Rate Notes”) will bear interest at the rates (calculated with reference to the Federal Funds Open Rate and the Spread and/or Spread Multiplier, if any) specified in the Federal Funds Open Rate Notes and the applicable pricing supplement.

Unless specified otherwise in the applicable pricing supplement, “Federal Funds Open Rate” will be the rate for U.S. dollar federal funds on the applicable Interest Determination Date as displayed on Bloomberg Screen FEDSOPEN <INDEX> or any other successor screen for determining such rate available on Bloomberg.

The following procedures will be followed if the Federal Funds Open Rate cannot be determined as described above:

(1) If the rate referred to above does not appear on Bloomberg Screen FEDSOPEN <INDEX> or any other successor screen or is not published by 5:00 P.M., New York City time, on the related Calculation Date, the Federal Funds Open Rate for the applicable Interest Determination Date will be the rate for that day displayed on Reuters page 5 under the heading “Federal Funds” and opposite the caption “Open,” or any successor page for determining such rate available on Reuters.

(2) If the rate referred to in clause (1) does not appear on Reuters page 5 or any other successor page or is not published by 5:00 P.M., New York City time, on the related Calculation Date, the Federal Funds Open Rate for the applicable Interest Determination Date will be the rate for that day as displayed on Bloomberg Screen FFPREBON <INDEX>, or any successor screen for determining such rate available on Bloomberg.

(3) If the rate referred to in clause (2) does not appear on Bloomberg Screen FFPREBON <INDEX>, or any successor screen or is not published by 5:00 P.M., New York City time, on the related Calculation Date, the Federal Funds Open Rate for the applicable Interest Determination Date will be calculated by the calculation agent as the arithmetic mean of the rates for the last transaction in overnight, U.S. dollar federal funds, arranged before 9:00 A.M. New York City time on the relevant Interest Determination Date, quoted by three leading brokers of U.S. dollar federal funds transactions in New York City selected by the calculation agent.

(4) If the brokers so selected by the calculation agent are not quoting as referred to in clause (3) above, the Federal Funds Open Rate on the applicable Interest Determination Date will equal the Federal Funds Open Rate in effect on the applicable Interest Determination Date.

LIBOR Notes. LIBOR notes (“LIBOR Notes”) will bear interest at the rates (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified in the LIBOR Notes and the applicable pricing supplement.

The calculation agent will determine LIBOR on each Interest Determination Date as follows:

(1) With respect to any Interest Determination Date, LIBOR will be generally determined as the average of the offered rates for deposits in the Index Currency having the specified Index Maturity beginning on the second London Banking Day immediately after the Interest Determination Date (or, if pounds sterling is the Index Currency, beginning on such date or, if euro is the Index Currency, beginning on the second TARGET Settlement Day immediately after such date), that appear on the Designated LIBOR Page as of 11:00 A.M., London time, on that Interest Determination Date, if at least two offered rates appear on the Designated LIBOR Page; provided that if the specified Designated LIBOR Page by its terms provides only for a single rate, that single rate will be used.

(2) If fewer than two offered rates appear on the Designated LIBOR Page, or, if no rate appears and the Designated LIBOR Page by its terms provides only for a single rate, LIBOR for that Interest Determination Date will be determined based on the rates on that Interest Determination Date at approximately 11:00 A.M., London time, at which deposits on that date in the Index Currency for the period of the specified Index Maturity are offered to prime banks in the London interbank market by four major banks in that market selected by the calculation agent (after consultation with us) and in a principal amount that is representative for a single transaction in the Index Currency in that market at that time. The offered rates must begin on the second London

Business Day immediately after the Interest Determination Date (or if pounds sterling is the Index Currency, commencing on such Interest Determination Date or, if euro is the Index Currency, beginning on the second TARGET Settlement Day immediately after such date). The calculation agent will request the principal London office of each of these banks to quote its rate. If the calculation agent receives at least two quotations, LIBOR will be the average of those quotations.

(3) If the calculation agent receives fewer than two quotations as referred to in clause (2), LIBOR will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the Principal Financial Center, on the Interest Determination Date by major banks in the Principal Financial Center selected by the calculation agent (after consultation with us). The rates will be for loans in the Index Currency to leading European banks having the specified Index Maturity beginning on the second London Business Day after that date (or, if pounds sterling is the Index Currency, commencing on such date or, if euro is the Index Currency, beginning on the second TARGET Settlement Day immediately after such date) and in a principal amount that is representative for a single transaction in the Index Currency in that market at that time.

(4) If the banks so selected by the calculation agent are not quoting as referred to in clause (3) above, the rate of interest on the LIBOR Notes with respect to the following Interest Reset Period will be the rate of interest in effect on the applicable Interest Determination Date.

“Designated LIBOR Page” means the display page specified in the LIBOR Notes and the applicable pricing supplement, or if no page is so specified or LIBOR Reuters is specified, the display on Reuters, or any successor service, on page LIBOR01, or any other page as may replace that page on that service, for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency.

“TARGET Settlement Day” means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

Prime Rate Notes. Prime Rate notes (“Prime Rate Notes”) will bear interest at the rates (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any) specified in the Prime Rate Notes and in the applicable pricing supplement.

Unless specified otherwise in the applicable pricing supplement, “Prime Rate” means the rate on the applicable Interest Determination Date set forth in H.15(519) opposite the caption “Bank prime loan.”

The following procedures will be followed if the Prime Rate cannot be determined as described above:

(1) If the rate referred to above is not so published by 5:00 P.M., New York City time, on the related Calculation Date, the Prime Rate for the applicable Interest Determination Date will be the rate on the applicable Interest Determination Date set forth in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Bank prime loan”.

(2) If the rate referred to in clause (1) above is not so published by 5:00 P.M., New York City time, on the related Calculation Date, the Prime Rate for the applicable Interest Determination Date will be the rate calculated by the calculation agent as the arithmetic mean of the rates of interest publicly announced by three major banks, which may include the calculation agent and its affiliates, in New York City selected by the calculation agent (after consultation with us) as its U.S. dollar prime rate or base lending rate as in effect for that day.  Each change in the prime rate or base lending rate so announced by such bank will be effective as of the effective date of the announcement or, if no effective date is specified, as of the date of the announcement.

(3) If the banks selected by the calculation agent are not quoting as described in clause (2) above, the Prime Rate for the applicable Interest Determination Date will be the Prime Rate in effect on the applicable Interest Determination Date.

Treasury Rate Notes. Treasury Rate notes (“Treasury Rate Notes”) will bear interest at the rates (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) specified in the Treasury Rate Notes and the applicable pricing supplement.

Unless specified otherwise in the applicable pricing supplement, “Treasury Rate” means the rate from the auction held on the applicable Interest Determination Date (“Auction”) of direct obligations of the United States (“Treasury Bills”) having the Index Maturity specified in the applicable pricing supplement which appears on either the Reuters Screen USAUCTION10 Page or the Reuters Screen USAUCTION11 Page opposite such Index Maturity under the heading “INVEST RATE”.

The following procedures will be followed if the Treasury Rate cannot be determined as described above:

(1) If Treasury Bills having the Index Maturity specified in the applicable pricing supplement were auctioned on the applicable Interest Determination Date and the rate described above is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Treasury Rate for the applicable Interest Determination Date will be the Bond Equivalent Yield of the rate for the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable Treasury Bill auction rate, under the caption “U.S. Government securities/Treasury bills/Auction high”.

(2) If the rate described in clause (1) above is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Treasury Rate for the applicable Interest Determination Date will be the Bond Equivalent Yield of the auction rate of the applicable Treasury Bills announced by the United States Department of the Treasury.

(3) If the rate described in clause (2) above is not announced by the United States Department of the Treasury, or if the Auction is not held, the Treasury Rate for the applicable Interest Determination Date will be the Bond Equivalent Yield of the rate on the applicable Interest Determination Date of Treasury Bills having the Index Maturity specified in the applicable pricing supplement set forth in H.15(519) under the caption “U.S. Government securities/Treasury bills/Secondary market”.

(4) If the rate described in clause (3) above is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Treasury Rate for the applicable Interest Determination Date will be the rate on the applicable Interest Determination Date of the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government securities/Treasury bills/Secondary market”.

(5) If the rate described in clause (4) above is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Treasury Rate for the applicable Interest Determination Date will be the rate on the applicable Interest Determination Date calculated by the calculation agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date, of three primary United States government securities dealers, which may include the calculation agent or its affiliates, selected by the calculation agent (after consultation with us), for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement.

(6) If the dealers selected by the calculation agent are not quoting as described in clause (5) above, the Treasury Rate for the applicable Interest Determination Date will be the rate in effect on the applicable Interest Determination Date.

“Bond Equivalent Yield” means, in respect of any security with a maturity of six months or less, the rate for which is quoted on a bank discount basis, a yield (expressed as a percentage) calculated in accordance with the following formula:

Where:

“D” refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal;

“N” refers to 365 or 366, as the case may be; and

“M” refers to the actual number of days in the interest period for which interest is being calculated.

Indexed Notes

TMCC may from time to time offer notes (“Indexed Notes”) with the amounts payable determined by reference to:

•	the price or prices of specified commodities or stocks;

•	interest rate indices;

•	interest rate swap or exchange rate swap indices;

•	the exchange rate of one or more specified currencies relative to another currency; or

•	other indices as may be specified in the notes and described in the applicable pricing supplement.

Holders of Indexed Notes may receive amounts at Maturity that are greater than or less than the face amount of the Indexed Notes. The method for determining the amounts, if any, payable on Interest Payment Dates and at Maturity and any applicable historical information and other considerations, including material tax considerations, associated with Indexed Notes, will be set forth in the applicable pricing supplement. See “Risk Factors — An Investment in Notes Indexed to Interest Rate, Currency or Other Indices or Formulas Entails Special Risks” in this prospectus supplement for a description of risks associated with Indexed Notes.

For purposes of determining the voting rights of a Holder of an Indexed Note indexed as to principal under the Indenture, the principal amount of the Indexed Note will be deemed to be equal to the face amount of that Note upon issuance.

Amortizing Notes

TMCC may from time to time offer notes (“Amortizing Notes”) with amounts of principal and interest payable in installments over the term of the notes. Unless otherwise specified in the applicable pricing supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable on the Amortizing Notes and then to the reduction of the unpaid principal amount of the Amortizing Notes. TMCC will provide further information concerning additional terms and conditions of any issue of Amortizing Notes in the applicable pricing supplement. TMCC will also include a table setting forth repayment information for each Amortizing Note in the applicable note and the applicable pricing supplement.

Original Issue Discount Notes

As described in “United States Federal Income Taxation,” TMCC may issue notes from time to time at a price less than its “stated redemption price at maturity,” resulting in the notes being treated as if they were issued with original issue discount for federal income tax purposes (“original issue discount notes”). Original issue discount notes may currently pay no interest or interest at a rate which at the time of issuance is below market rates. Additional considerations relating to original issue discount notes may be described in the applicable pricing supplement.

If a bankruptcy case is commenced by us or against us under the United States Bankruptcy Code, it is possible that a portion of the face amount of an original issue discount note would be treated as interest, and that the unamortized portion would be treated as unmatured interest under Section 502(b)(2) of the Bankruptcy Code. Unmatured interest is not an allowable claim under Section 502(b)(2) of the Bankruptcy Code. Although it is impossible to predict what portion, if any, of the face amount of an original issue discount note would be treated as unmatured interest, one possible result is that a bankruptcy court might determine the amount of unmatured interest on the note by (1) reference to the amount of amortized original issue discount of the original issue discount note for tax purposes or (2) the unamortized debt discount of the original issue discount note for financial accounting purposes. The valuation method chosen by a bankruptcy court could lead to a holder of an original issue discount note receiving upon bankruptcy an amount on account of principal different from that specified by the terms of the original issue discount note.

Form of the Notes

We will issue the notes in registered form either as global notes pursuant to a book-entry system or by issuing multiple certificates in definitive form registered in the names of the investors.  In addition to acting as trustee under the Indenture, Deutsche Bank Trust Company Americas also acts as our registrar for the notes.

Book-Entry Notes. We generally issue notes under a book-entry system where one or more global notes are issued to a depository or its nominee and ownership interests in the global notes are credited to investor accounts through participants in the depository’s system. Unless we otherwise specify in the applicable pricing supplement, global notes denominated in U.S. currency will name a nominee of The Depository Trust Company, New York, New York (“DTC”) as the registered holder (each note so registered to DTC’s nominee is referred to herein as a “DTC Global Note”). If specified in the applicable pricing supplement, notes denominated in currencies other than U.S. dollars may also be issued in book-entry form and registered in the name of a nominee for Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), Luxembourg. For additional information regarding such notes, you should review “— Special Provisions Relating to Foreign Currency Notes” below. When a book-entry system is used for issuing notes in global form, the depository or its nominee will be the owner of the global note in our records and will be the entity entitled to all rights as a holder, including the right to all payments and the right to cast a vote, as further described under “DTC, Euroclear and Clearstream Arrangements” below.

DTC will be considered the sole owner of DTC Global Notes for all purposes.  Beneficial interests in DTC Global Notes will be reflected through records maintained by DTC and records maintained by participants in the DTC depository system (“DTC Direct Participants”). Purchases of notes under the DTC depository system must be made by or through DTC Direct Participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note (a “Beneficial Owner”) is in turn to be recorded on the DTC Direct Participants’ records and/or the records of other institutions that clear through or maintain a custodial relationship with a DTC Direct Participant (a “DTC Indirect Participant”). Participants in Euroclear and Clearstream may also be Beneficial Owners of DTC Global Notes. In this case, Clearstream and the Euroclear Operator will hold beneficial interests in a DTC Global Note on behalf of their participants through customers’ securities accounts in Clearstream’s and the Euroclear Operator’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the DTC Direct Participant or DTC Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of DTC Direct Participants and/or DTC Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by DTC Direct Participants with DTC are registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the notes; DTC’s records reflect only the identity of the DTC Direct Participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. The DTC Direct Participant and DTC Indirect Participant will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to DTC Direct Participants, by DTC Direct Participants to DTC Indirect Participants, and by DTC Direct Participants and DTC Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each DTC Direct Participant in such issue to be redeemed.

Certificated Notes. If a depository discontinues providing its services as depository with respect to the notes at any time and a successor depository is not obtained, or if a book-entry system is not utilized for a particular issuance of notes, investors will each receive a physical certificate evidencing their notes. The certificate will name the owner, unless such owner chooses to have a broker/dealer, bank, trust company or other representative hold these certificates on their behalf. If your name properly appears on the certificate and in our register, then you will be considered the holder of your note for all purposes. For example, if we need to ask the holders of the notes to vote on a proposed amendment to the notes, you will be asked directly by us to cast the vote regarding your note. If some other entity holds the certificates for you and is named as the holder in our register, that entity will be considered the holder of your note in our register and will be entitled to cast the vote regarding your note. However, depending on your arrangements, this entity may be required to contact you for voting instructions.

Exchanges. Certificated notes cannot be exchanged for book-entry global notes. Book-entry global notes can be exchanged for certificated notes only if (i) the depository for the global note notifies us that it is unwilling or unable to hold global notes and another depository is not appointed or (ii) we determine at any time that the notes shall no longer be represented by global notes, in which case we will inform the applicable depository of such determination, who will, in turn, notify its participants of their right to withdraw their notes from the applicable depository. In these limited circumstances, we will issue certificated notes in exchange for the book-entry notes. There will be no service charge for this exchange, but if a tax or other governmental charge is imposed, we may require you to pay it.

Denominations.  Each note will be issued in denominations of $1,000 and integral multiples of $1,000, unless otherwise provided in the applicable pricing supplement. Unless otherwise provided in the applicable pricing supplement, the notes will be denominated in U.S. dollars and payments of principal, premium and interest, if any, on the notes will be made in U.S. dollars. The denominations for notes denominated in a foreign currency will be set forth in the applicable pricing supplement.

Special Provisions Relating to Foreign Currency Notes

If specified in the applicable pricing supplement, notes denominated in currencies other than U.S. dollars may be issued in book-entry form through the facilities of Euroclear or Clearstream.

Form of Foreign Currency Notes. Unless otherwise indicated in the applicable pricing supplement, notes denominated in currencies other than U.S. dollars initially offered and sold outside the United States using a book-entry system will be issued as one or more global certificates (each, an “International Global Note”) which will be registered in the name of a nominee for, and shall be deposited with, a common depository for Euroclear and/or Clearstream. If notes with the same terms are issued utilizing both a DTC Global Note and an International Global Note in order to allow transfers between account holders utilizing the different book-entry systems, the Trustee, as registrar (or any successor registrar) will adjust the amounts of the global notes on the register for the accounts of the nominees for the respective systems.

Payments on Foreign Currency Notes. Distributions of principal and interest with respect to an International Global Note will be credited, in the specified currency, to the extent received by Euroclear or Clearstream, to the cash accounts of Euroclear or Clearstream customers in accordance with the relevant system’s rules and procedures. If the pricing supplement provides for both a DTC Global Note and an International Global Note for notes denominated in currencies other than U.S. dollars, then a holder of a beneficial interest in a DTC Global Note will receive all payments of principal and interest in United States dollars in accordance with DTC’s rules and procedures, unless it has, or participants through which it holds its beneficial interest have, made other arrangements.

Secondary Market Trading

The following provisions will apply to trading in the secondary market:

•   Trading between DTC participants. Secondary market sales of book-entry interests in DTC Global Notes between DTC participants will occur in the ordinary way in accordance with rules of DTC and its participants and will be settled using the procedures applicable to United States corporate debt obligations if payment is effected in United States dollars, or free of payment if payment is not effected in United States dollars. Where payment is not effected in United States dollars, separate payment arrangements outside DTC are required to be made between DTC participants.

•   Trading between Euroclear and/or Clearstream Participants. Secondary market sales of book-entry interests in an International Global Note to purchasers of book-entry interests in an International Global Note will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream and will be settled using the conventional procedures applicable to Eurobonds.

The following provisions will apply to trading of notes in the secondary market where the applicable pricing supplement indicates that a particular issue of notes is issued both in the form of a DTC Global Note and an International Global Note.

•   Trading between DTC seller and Euroclear/Clearstream purchaser. When book-entry interests in notes are to be transferred from the account of a DTC participant holding a beneficial interest in a DTC Global Note to the account of a Euroclear or Clearstream account holder wishing to purchase a beneficial interest in an International Global Note, the DTC participant will deliver instructions for delivery to the relevant Euroclear or Clearstream accountholder to DTC by 12:00 noon, New York City time, on the settlement date. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear or Clearstream accountholder. On the settlement date, the custodian will instruct the registrar to (1) decrease the amount of notes registered in the name of Cede & Co. as evidenced by the DTC Global Note and (2) increase the amount of notes registered in the name of the nominee of the common depository for Euroclear and Clearstream as evidenced by the International Global Note. Book-entry interests will be delivered free of payment to Euroclear or Clearstream for credit to the relevant accountholder on the first Business Day following the settlement date.

•   Trading between Euroclear/Clearstream seller and DTC purchaser. When book-entry interests in notes are to be transferred from the account of a Euroclear or Clearstream accountholder to the account of a DTC participant wishing to purchase a beneficial interest in the DTC Global Note, the Euroclear or Clearstream participant must send to Euroclear or Clearstream, delivery free of payment instructions within its established deadline one business day prior to the settlement date. Euroclear or Clearstream will in turn transmit appropriate instructions to the common depository for Euroclear and Clearstream and the registrar to arrange delivery to the DTC participant on the settlement date. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear and Clearstream accountholder, as the case may be. On the settlement date, the common depository for Euroclear and Clearstream will (1) transmit appropriate instructions to the custodian who will in turn deliver such book-entry interests in the notes free of payment to the relevant account of the DTC participant and (2) instruct the registrar to decrease the amount of notes registered in the name of the nominee of the common depository for Euroclear and Clearstream as evidenced by the International Global Note, and to increase the amount of Notes registered in the name of Cede & Co. evidenced by the DTC Global Note.

All transfers, notices, payments and other procedures, and the timing and sufficiency thereof, relating to DTC, Euroclear and Clearstream or any other such depository or nominee, are subject to the rules and procedures applicable to the relevant book-entry system.

DTC, Euroclear and Clearstream Arrangements.

So long as DTC or its nominee or Euroclear, Clearstream, or their nominee or their common depository is the registered holder of global notes, DTC, Euroclear, Clearstream or such nominee, as the case may be, will be considered the sole owner of the global notes for all purposes. Payments of principal and interest in respect of the global notes will be made to DTC, Euroclear, Clearstream or such nominee, as the registered holder thereof, and any vote or other action to be taken by the holder shall be made or taken by such registered owner. Beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC, Euroclear and Clearstream and their participants. Generally, these depositories and the broker/dealers, banks, trust companies and other representatives that are part of their respective systems are required to provide for payment to investors in the notes, contact investors for voting instructions, and otherwise provide investors with the rights of a holder in accordance with the applicable procedures and rules of the depository and its participants.

Neither we nor the Trustee will have any responsibility to investors for the performance by DTC, Euroclear and Clearstream or their respective direct or indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations or for the sufficiency for any purpose of the arrangements described above.

DTC, the world’s largest securities depository, is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC Direct Participants deposit with DTC.  DTC also facilitates the post-trade settlement among DTC Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between DTC Direct Participant’s accounts. This eliminates the need for physical movement of securities certificates. Access to the DTC system is also available to indirect participants such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear or maintain a custodial relationship with a DTC Direct Participant, either directly or indirectly. The DTC Rules applicable to DTC Direct Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depository. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book- entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depository, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Euroclear holds securities for participants of Euroclear (“Euroclear Participants”) and clears and settles transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Euroclear Bank S.A./NV (the “Euroclear Operator”) under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants. Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depository for Euroclear.

Information concerning DTC, Clearstream, and Euroclear in this prospectus supplement has been obtained from sources we believe to be reliable, but we take no responsibility for the accuracy thereof.

Methods of Payment

Unless otherwise specified in the applicable pricing supplement, Deutsche Bank Trust Company Americas will act as our paying agent and will make all payments of principal, premium and interest on the notes on our behalf.  Payments on global notes will be made to the account of applicable depository’s nominee as registered holder by wire transfer of immediately available funds. Neither we nor Deutsche Bank Trust Company Americas can make any payments to owners of beneficial interests in book-entry notes. Instead, DTC, Euroclear or Clearstream, as applicable, will credit the funds to which an investor is entitled to the account of the participant through which the investor holds its note. That participant, in turn, will credit these funds to your account (or the account of any other intermediary through which you hold your note). Each registered holder of certificated notes will receive payments of principal and interest due at Maturity or earlier redemption by wire transfer of immediately available funds after presenting the matured or redeemed note at the Trustee’s corporate trust office in New York City, New York. Interest payable on a certificated note at any other time will be paid by check mailed to your address as it appears in Deutsche Bank Trust Company Americas’ records. If you own $10,000,000 aggregate principal amount or more of notes having the same interest payment dates, we may pay you interest prior to Maturity by wire transfer of immediately available funds if you give the appropriate instructions to the Trustee at least 15 calendar days before the applicable interest payment date. Any wire transfer instructions received by the Trustee will remain in effect until revoked by the holder of the note.

Except as set forth in “Risk Factors—Foreign Currency Judgments Are Subject to Exchange Rate Risks,” and unless specified otherwise in the applicable pricing supplement, if payment in respect of a note is required to be made in a currency other than U.S. dollars and such currency is unavailable to TMCC due to the imposition of exchange controls or other circumstances beyond its control or is no longer used by the relevant government or for the settlement of transactions within the international banking community, then all payments in respect of such note will be made in U.S. dollars until such currency is again available to TMCC or so used. The amounts payable on any date in such currency will be converted into U.S. dollars on the basis of the most recently available market exchange rate for such currency or as otherwise indicated in the applicable pricing supplement.

Any payment in respect of such note so made in U.S. dollars will not constitute an event of default under the Indenture. However, if TMCC cannot make payment in a specified currency solely because that currency has been replaced by the euro, then, beginning with the date the replacement becomes effective, TMCC will be able to satisfy its obligations under those notes by making payment in euro.  In addition, if any of the notes are not denominated in U.S. dollars or if the principal of, premium or interest on the notes is payable in or by reference to a currency or in amounts determined by reference to one or more currencies other than that in which the note is denominated, any other applicable provisions will be included in the note and described in the applicable pricing supplement.

Other Provisions; Addenda

Any provisions with respect to notes, including the determination of an Interest Rate Basis, the specification of Interest Rate Basis, the calculation of the interest rate applicable to a floating rate note, the Interest Payment Dates, the stated maturity date, any redemption or repayment provisions or any other matters may be modified as specified under “Other Provisions” on the face of the note or in an addendum to the note and in the applicable pricing supplement.

USE OF PROCEEDS

TMCC intends to use the net proceeds from the sale of the notes for general corporate purposes, including the purchase of earning assets and the retirement of debt. TMCC may use the net proceeds initially to reduce short-term borrowings or invest in short-term obligations.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth TMCC’s ratio of earnings to fixed charges for the periods shown:

	Nine Months Ended December 31,	Year Ended March 31,
	2008	2008	2007	2006	2005	2004
		Restated	Restated	Restated

Ratio of earnings to fixed charges	(A)	(A)	1.25	1.55	2.84	2.81
_____________

(A)
Due to TMCC’s loss during fiscal 2008 and the first nine months of fiscal 2009, the ratio coverage was less than one to one, and earnings were inadequate to cover fixed charges by $380 million for fiscal 2008 and $626 million for the first nine months of fiscal 2009.

UNITED STATES FEDERAL INCOME TAXATION

The following is a general discussion of the principal U.S. federal income tax consequences of ownership and disposition of the notes.  This discussion applies only to investors in the notes who will hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, for investment).

Subject to any additional discussion in the applicable pricing supplement, it is expected, and the discussion below assumes, that, for U.S. federal income tax purposes, the “issue price” of a note (i.e., the first price at which a substantial amount of the notes is sold to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers)) is equal to the note’s stated issue price indicated in the applicable pricing supplement.

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances, including alternative minimum tax consequences and tax consequences applicable to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers and traders in securities, commodities, or foreign currencies subject to a mark-to-market method of tax accounting with respect to the notes;

•	investors holding the notes as part of a hedging transaction, “straddle,” conversion transaction or integrated transaction or persons entering into a constructive sale with respect to the notes;

•	U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts; or

•	tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively.

Subject to any additional discussion in the applicable pricing supplement, it is expected, and the discussion below assumes, that each note is 100% principal-protected (i.e., that a holder of a note would be entitled to receive a payment at maturity equal to at least 100% of the principal amount of the note).

In addition, we will not attempt to ascertain whether any issuers of any shares to which a note relates (whether an individual stock or a component of a stock index; such shares hereafter referred to as “Underlying Shares”) are treated as “passive foreign investment companies” (“PFICs”) within the meaning of Section 1297 of the Code or as “U.S. real property holding corporations” (“USRPHCs”) within the meaning of Section 897 of the Code.  If any of the issuers of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. Holder (as defined below) in the case of a PFIC and to a Non-U.S. Holder (as defined below) in the case of a USRPHC, upon the sale, exchange, early redemption or retirement of a note.  You should refer to information filed with the Securities and Exchange Commission or another governmental authority by any such issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any such issuers of Underlying Shares are or become PFICs or USRPHCs.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein.  Persons considering the purchase of notes should consult their tax advisers with regard to the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

This discussion is subject to any additional discussion regarding U.S. federal income taxation contained in the applicable pricing supplement.  Accordingly, you should also consult the applicable pricing supplement for any additional discussion regarding U.S. federal income taxation with respect to the specific notes offered thereunder.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Payments of Stated Interest

Unless otherwise specified in the applicable pricing supplement and subject to the discussions below, stated interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of accounting for U.S. federal income tax purposes.

Special rules governing the treatment of interest paid with respect to original issue discount notes, short-term notes, floating rate notes, foreign currency notes and contingent payment notes are described under “—Original Issue Discount Notes,” “—Short-Term Notes,” “—Floating Rate Notes,” “—Foreign Currency Notes” and “—Contingent Payment Notes” below.

Sale, Exchange or Retirement of the Notes

Unless otherwise specified in the applicable pricing supplement and subject to the discussions below, a U.S. Holder will recognize taxable gain or loss on the sale, exchange or retirement of a note equal to the difference between the amount realized on the sale, exchange or retirement and the holder’s adjusted tax basis in the note.  For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest.  Amounts attributable to accrued but unpaid interest are treated as interest as described under “—Payments of Stated Interest” above.  A U.S. Holder’s adjusted tax basis in a note will equal the cost of the note to the holder, increased by the amount of any market discount or original issue discount previously included in income by the holder with respect to the note and reduced by any amortized bond premium, any principal payments received by the holder and, in the case of a original issue discount note, by the amounts of any other payments that do not constitute qualified stated interest (as defined below).

Except as described below or as otherwise provided in the applicable pricing supplement, gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year.  Exceptions to this general rule apply in the case of a short-term note, to the extent of any accrued discount not previously included in the holder’s taxable income.  See “—Short-Term Notes” below.  In addition, other exceptions to this general rule apply in the case of contingent payment notes, certain foreign currency notes and notes that a holder acquired with market discount.  See the discussions under  “—Contingent Payment Notes,” “—Foreign Currency Notes” and “—Market Discount” below.

Original Issue Discount Notes

General.  A note that is issued at an issue price less than its “stated redemption price at maturity” will be considered to have been issued with original issue discount for U.S. federal income tax purposes (and will be referred to in this discussion as an “original issue discount note”) unless the note satisfies a de minimis threshold (as described below) or is a short-term note (as defined below).  In such case, the amount of original issue discount will be equal to the excess of the “stated redemption price at maturity” over the issue price.  The “stated redemption price at maturity” of a note equals the sum of all payments required under the note other than payments of “qualified stated interest.”  “Qualified stated interest” is stated interest unconditionally payable in cash or property (other than in debt instruments of the issuer) at least annually during the entire term of the note and equal to the outstanding principal balance of the note multiplied by a single fixed rate of interest.  See “—Floating Rate Notes” below with regard to qualified stated interest in the case of floating rate notes.

A note will not be considered to have original issue discount if the difference between the note’s “stated redemption price at maturity” and its issue price is less than a de minimis amount, defined by applicable Treasury regulations as ¼ of 1 percent of the “stated redemption price at maturity” multiplied by the number of complete years to maturity.  U.S. Holders of notes with a de minimis amount of original issue discount will include this original issue discount in income as capital gain on a pro rata basis as principal payments are made on the notes.

A U.S. Holder of original issue discount notes will be required to include any qualified stated interest payments in income in accordance with the holder’s method of accounting for U.S. federal income tax purposes. U.S. Holders of original issue discount notes will be required to include original issue discount in income for U.S. federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, without regard to the timing of the receipt of cash payments attributable to this income.  Under this method, U.S. Holders of original issue discount notes generally will be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.

A U.S. Holder may make an election to include in gross income all interest that accrues on any note (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium) in accordance with a constant yield method based on the compounding of interest (a “constant yield election”).  Such election may be revoked only with the permission of the Internal Revenue Service (the “IRS”).

Additional rules applicable to original issue discount notes that are denominated in a specified currency other than the U.S. dollar, or have payments of interest or principal determined by reference to the value of one or more currencies other than the U.S. dollar, are described under “—Foreign Currency Notes” below.

Original Issue Discount Notes Subject to Early Redemption. Original issue discount notes subject to one or more “call options” (i.e., our unconditional option to redeem the note prior to its stated maturity date) or one or more “put options” (i.e., a holder’s unconditional option to require redemption prior to maturity) may be subject to rules that differ from the general rules described above for purposes of determining the yield and maturity of the note.  Under applicable Treasury regulations, a call option will be presumed to be exercised if the exercise of the option will lower the yield on the note.  Conversely, a put option will be presumed to be exercised if the exercise of the option will increase the yield on the note.  In either case, if an option that was presumed to be exercised is not in fact exercised, the note would be treated solely for purposes of calculating original issue discount as if it were redeemed, and a new note were issued, on the presumed exercise date for an amount equal to the note’s adjusted issue price.  The “adjusted issue price” of an original issue discount note is its issue price, increased by the aggregate amount of previously accrued original issue discount, and decreased by any prior payments other than payments of qualified stated interest.

Short-Term Notes

A note that matures (after taking into account the last possible date that the note could be outstanding under its terms) one year or less from its date of issuance will be treated as a “short-term note.”

Under the applicable U.S. Treasury regulations, a short-term note will be treated as being issued at a discount, the amount of which will be equal to the excess of the sum of all payments on the short-term note over its issue price.  A U.S. Holder who is a cash method taxpayer will not be required to include the discount in income as it accrues for U.S. federal income tax purposes unless the holder elects to do so.  A U.S. Holder who is a cash method taxpayer and does not make such election should include the stated interest payments on the short-term notes, if any, as ordinary income upon receipt.  Except in the case of stated interest payments, cash method holders will not be required to recognize income with respect to the short-term notes prior to maturity, other than pursuant to a sale or exchange, as described below.  A U.S. Holder who is an accrual method taxpayer will be required to include the discount in income as it accrues on a straight-line basis, unless the holder makes an election to accrue the discount according to a constant yield method based on daily compounding.  At maturity of the short-term notes, any gain realized will be treated as ordinary income. Upon a sale, exchange or redemption of a short-term note, a U.S. Holder should recognize gain as ordinary income to the extent of the discount accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding), and any loss recognized will be treated as a capital loss.  A cash method U.S. Holder who does not make the election to include the discount in income on an accrual basis will be required to defer deductions for certain interest paid on indebtedness incurred to purchase or carry the short-term notes until the discount on the notes is included in income.  Such holders should consult their tax advisers regarding these deferral rules.

Floating Rate Notes

General.  Floating rate notes are subject to special rules whereby a floating rate note will qualify as a “variable rate debt instrument” if:

•	the issue price does not exceed the total noncontingent principal payments due under the floating rate note by more than a specified de minimis amount;

•	it provides for stated interest, paid or compounded at least annually, at current values of:

o	one or more qualified floating rates,

o	a single fixed rate and one or more qualified floating rates,

o	a single objective rate, or

o	a single fixed rate and a single objective rate that is a qualified inverse floating rate,

each as defined in the applicable Treasury regulations; and

•	certain other conditions, as set forth in the applicable Treasury regulations, are satisfied.

In general, a “qualified floating rate” is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the floating rate note is denominated.  For example, the commercial paper rate, the LIBOR rate and the CMT rate will generally be treated as qualified floating rates for notes denominated in U.S. dollars.  In general, an “objective rate” is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula that is based on objective financial or economic information.  A “qualified inverse floating rate” is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate.  If a floating rate note provides for two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the note, the qualified floating rates together constitute a single qualified floating rate.  If interest on a debt instrument is stated at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate for a subsequent period, and the value of the variable rate on the issue date is intended to approximate the fixed rate, the fixed rate and the variable rate together constitute a single qualified floating rate or objective rate.  Two or more rates will be conclusively presumed to meet the requirements of the preceding sentences if the values of the applicable rates on the issue date are within ¼ of 1 percent of each other.

Unless otherwise provided in the applicable pricing supplement, it is expected, and this discussion assumes, that a floating rate note will qualify as a “variable rate debt instrument.” Under the applicable Treasury regulations, special rules apply for purposes of determining whether a variable rate debt instrument is issued with original issue discount.  In general, a variable rate debt instrument may be required to be converted into an equivalent fixed rate debt instrument and then analyzed under the rules described above in “—Original Issue Discount Notes—General.”  U.S. Holders should consult with their tax advisers with respect to the method of converting a variable rate debt instrument into a fixed rate debt instrument and the application of these rules.  Other than amounts treated as original issue discount, all stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) will constitute qualified stated interest and will be taxed as described above in “—Payments of Stated Interest.”  If a floating rate note does not qualify as a “variable rate debt instrument,” then the floating rate note will be treated as a “contingent payment debt instrument.”  For a description of the treatment of “contingent payment debt instruments,” see the discussion under “—Contingent Payment Notes” below.

Market Discount

If a U.S. Holder purchases a note (other than a short-term note or a contingent payment note) for an amount that is less than its stated redemption price at maturity (or, in the case of a original issue discount note, its adjusted issue price, defined above under “—Original Issue Discount Notes”) the amount of the difference will in general be treated as market discount for federal income tax purposes.  However, if such difference is less than ¼ of 1 percent of the note’s “stated redemption price at maturity” multiplied by the number of complete years to maturity (after the U.S. Holder’s purchase), the note will be considered to have only “de minimis market discount” which will in general not be treated as market discount for federal income tax purposes.

A U.S. Holder will be required to treat any principal payment (or in the case of a original issue discount note, any payment that does not constitute qualified stated interest) on or any gain on the sale, exchange, retirement or other disposition of a note as ordinary income to the extent of the market discount accrued on the note at the time of the payment or disposition unless this market discount has been previously included in income by the holder pursuant to an election by the holder to include market discount in income as it accrues, or pursuant to a constant yield election by the holder as described under “Original Issue Discount Notes” above.  If the note is disposed of in certain nontaxable transactions, accrued market discount will be includible as ordinary income to the holder as if such holder had sold the note in a taxable transaction at its then fair market value.  In addition, the holder may be required to defer, until the maturity of the note or its earlier disposition (including certain nontaxable transactions), the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry such note.

Acquisition Premium and Amortizable Bond Premium

A U.S. Holder who purchases a note (other than a contingent payment note) for an amount that is greater than the note’s adjusted issue price but less than or equal to the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest will be considered to have purchased the note at an acquisition premium.  Under the acquisition premium rules, the amount of original issue discount that the holder must include in its gross income with respect to the note for any taxable year will be reduced by the portion of acquisition premium properly allocable to that year.

If a U.S. Holder purchases a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest, the holder will generally be considered to have purchased the note with amortizable bond premium.  In general, amortizable bond premium with respect to any note will be equal in amount to the excess of the purchase price over the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest, and the holder may elect to amortize this bond premium, using a constant yield method, over the remaining term of the note.  Special rules may apply in the case of notes that are subject to optional redemption.  A U.S. Holder may generally use the amortizable bond premium allocable to an accrual period to offset qualified stated interest required to be included in such holder’s income with respect to the note in that accrual period.  An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS.

If a U.S. Holder makes a constant yield election (as described under “—Original Issue Discount Notes” above) for a note with amortizable bond premium, such election will result in a deemed election to amortize bond premium for all of the holder’s debt instruments with amortizable bond premium and may be revoked only with the permission of the IRS with respect to debt instruments acquired after revocation.

Contingent Payment Notes

General.  Certain floating rate notes that do not qualify as “variable rate debt instruments” as described above and certain other notes providing for contingent payments will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes (and will be referred to in this discussion as “contingent payment notes”).  Contingent payment notes will be subject to special rules that govern the tax treatment of debt obligations that are treated under applicable Treasury regulations (the “contingent payment debt regulations”) as providing for contingent payments.

Pursuant to the contingent payment debt regulations, a U.S. Holder of a contingent payment note will be required to accrue interest income on the contingent payment note on a constant yield basis, based on a comparable yield, as described below, regardless of whether such holder uses the cash or accrual method of accounting for U.S. federal income tax purposes.  Accordingly, a U.S. Holder generally will be required to include interest in income each year in excess of any stated interest payments actually received in that year, if any.  No interest payments on a contingent payment note are “qualified stated interest” payments.

The contingent payment debt regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the contingent payment note that equals the product of:

•	the adjusted issue price (as defined below) of the contingent payment note as of the beginning of the accrual period,

•	the comparable yield (as defined below) of the contingent payment note, adjusted for the length of the accrual period and

•	the number of days during the accrual period that the U.S. Holder held the contingent payment note divided by the number of days in the accrual period.

The “adjusted issue price” of a contingent payment note is its issue price, increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments (in accordance with the projected payment schedule described below) previously made with respect to the contingent payment note.

The term ‘‘comparable yield’’ as used in the contingent payment debt regulations means the greater of (i) the annual yield we would pay, as of the issue date, on a fixed-rate, nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the contingent payment notes, and (ii) the applicable federal rate (which is published monthly by the IRS).

The contingent payment debt regulations require that we provide to U.S. Holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments (the ‘‘projected payment schedule’’) on the contingent payment notes.  This schedule must produce a yield to maturity that equals the comparable yield.

The comparable yield and the projected payment schedule are not used for any purpose other than to determine a U.S. Holder’s interest accruals and adjustments thereto in respect of the contingent payment notes for U.S. federal income tax purposes.  They do not constitute a projection or representation by us regarding the actual amounts that will be paid on the contingent payment notes.

Adjustments to Interest Accruals on the Contingent Payment Notes.  If, during any taxable year, a U.S. Holder of a contingent payment note receives actual payments with respect to such contingent payment note that, in the aggregate, exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a ‘‘net positive adjustment’’ under the contingent payment debt regulations equal to the amount of such excess.  The U.S. Holder will treat a net positive adjustment as additional interest income in that taxable year.

If a U.S. Holder receives in a taxable year actual payments with respect to the contingent payment note that, in the aggregate, are less than the amount of projected payments for that taxable year, the U.S. Holder will incur a ‘‘net negative adjustment’’ under the contingent payment debt regulations equal to the amount of such deficit.  This net negative adjustment:

•	will first reduce the U.S. Holder’s interest income on the contingent payment note for that taxable year;

•
to the extent of any excess, will give rise to an ordinary loss to the extent of the U.S. Holder’s interest income on the contingent payment note during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments; and

•
to the extent of any excess after the application of the previous two bullet points, will be carried forward as a negative adjustment to offset future interest income with respect to the contingent payment note or to reduce the amount realized on a sale, exchange or retirement of the contingent payment note.

A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

Special rules will apply if one or more contingent payments on a contingent payment note become fixed.  If one or more contingent payments on a contingent payment note become fixed more than six months prior to the date each such payment is due, a U.S. Holder will be required to make a positive or negative adjustment, as appropriate, equal to the difference between the present value of the amounts that are fixed and the present value of the projected amounts of the contingent payments as provided in the projected payment schedule, using the comparable yield as the discount rate in each case.  If all remaining scheduled contingent payments on a contingent payment note become fixed substantially contemporaneously, a U.S. Holder will be required to make adjustments to account for the difference between the amounts treated as fixed and the projected payments in a reasonable manner over the remaining term of the note.  For purposes of the preceding sentence, a payment (including an amount payable at maturity) will be treated as fixed if (and when) all remaining contingencies with respect to it are remote or incidental within the meaning of the contingent payment debt regulations.  A U.S. Holder's tax basis in the note and the character of any gain or loss on the sale of the note will also be affected.  U.S. Holders should consult their tax advisers concerning the application of these special rules.

Sale, Exchange or Retirement of the Contingent Payment Notes.  Generally, the sale, exchange or retirement of a contingent payment note will result in taxable gain or loss to a U.S. Holder.  The amount of gain or loss on a sale, exchange or retirement of a contingent payment note will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder, including the fair market value of any stock received (the “amount realized”), and (b) the U.S. Holder’s adjusted tax basis in the contingent payment note.  As discussed above, to the extent that a U.S. Holder has any net negative adjustment carryforward, the U.S. Holder may use such net negative adjustment from a previous year to reduce the amount realized on the sale, exchange or retirement of the contingent payment notes.

For purposes of determining the amount realized on the scheduled retirement of a note, a U.S. Holder will be treated as receiving the projected amount of any contingent payment due at maturity.  As previously discussed, to the extent that actual payments with respect to the notes during the year of the scheduled retirement are greater or lesser than the projected payments for such year, a U.S. Holder will incur a net positive or negative adjustment, resulting in additional ordinary income or loss, as the case may be.

A U.S. Holder’s adjusted tax basis in a contingent payment note generally will be equal to the U.S. Holder’s original purchase price for the contingent payment note, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above) and decreased by the amount of any projected payments that previously have been scheduled to be made in respect of the contingent payment notes (without regard to the actual amount paid).

Gain recognized by a U.S. Holder upon a sale, exchange or retirement of a contingent payment note generally will be treated as ordinary interest income.  Any loss will be ordinary loss to the extent of the excess of previous interest inclusions over the total net negative adjustments previously taken into account as ordinary losses in respect of the contingent payment note, and thereafter capital loss (which will be long-term if the contingent payment note has been held for more than one year).  The deductibility of capital losses is subject to limitations.  If a U.S. Holder recognizes a loss upon a sale or other disposition of a contingent payment note and such loss is above certain thresholds, then the holder may be required to file a disclosure statement with the IRS.

U.S. Holders should consult their tax advisers regarding this reporting obligation, as discussed under “—Disclosure Requirements” below.

Purchase of Contingent Payment Notes at a Price Other Than the Adjusted Issue Price.  If a U.S. Holder purchases a contingent payment note for an amount that differs from the adjusted issue price of the contingent payment note at the time of purchase, the U.S. Holder will be required to make additional positive or negative adjustments to interest income on the contingent payment note equal to the difference between the purchase price of the contingent payment note and its adjusted issue price at the time of purchase.  If the purchase price of the contingent payment note is less than its adjusted issue price at the time of purchase, a positive adjustment will result, and if the purchase price is greater than its adjusted issue price at the time of purchase, a negative adjustment will result.  The U.S. Holder will be required to reasonably allocate the positive or negative adjustment (as the case may be) to daily portions of accrued interest (for example, to the extent the adjustment is attributable to a change in interest rates since the original issue date of the contingent payment notes) or projected payments (for example, to the extent the adjustment is attributable to a change in the expected amounts of contingent payments potentially payable in respect of the contingent payment note, and not to a change in the interest rates) over the remaining term of the contingent payment note.  If the contingent payment note is listed on a national securities exchange or an interdealer quotation system sponsored by a national securities association, the U.S. Holder generally would be permitted, but not required, to allocate such adjustment on a pro rata basis to the daily portions of accrued interest (as described above) over the remaining term of the contingent payment note.  This pro rata allocation, however, would not be reasonable and thus would not be permitted to the extent that the allocation produces a deemed yield on the contingent payment note that is less than the applicable federal rate of the contingent payment note as of the purchase date (determined as if the remaining term of the contingent payment note were the term of the contingent payment note).  Any adjustment allocated to a daily portion of accrued interest will be taken into account on the date such daily portion accrues.  Any adjustment allocated to one or more projected payments will be taken into account when the relevant projected payment is made (or if the projected payment becomes fixed more than six months prior to the due date for payment, when such payment becomes fixed).  Any such positive or negative adjustment will increase or decrease, respectively, the U.S. Holder’s adjusted tax basis in the contingent payment note at the time such adjustment is required to be taken into account.

Foreign Currency Notes

General.  The following discussion describes certain special rules applicable to a U.S. Holder of notes that are denominated in a specified currency other than the U.S. dollar or the payments of interest and principal on which are payable in (or determined by reference to) a specified currency other than the U.S. dollar, which we refer to as “foreign currency notes.”  However, the U.S. federal income tax consequences to a U.S. Holder of the ownership and disposition of other currency-linked notes and nonfunctional currency contingent payment debt instruments are not discussed in this prospectus supplement and will be discussed in the applicable pricing supplement.

The rules applicable to notes that are denominated in a currency other than the U.S. dollar could require some or all of the gain or loss on the sale, exchange or other disposition of the notes to be recharacterized as ordinary income or loss.  The rules applicable to foreign currency notes are complex and their application may depend on the holder’s particular U.S. federal income tax situation.  For example, various elections are available under these rules, and whether a holder should make any of these elections may depend on the holder’s particular U.S. federal income tax situation.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of the ownership and disposition of foreign currency notes.

Payments of Interest on Foreign Currency Notes.  A U.S. Holder who uses the cash method of accounting for U.S. federal income tax purposes and who receives a payment of qualified stated interest (or who receives proceeds from a sale, exchange or other disposition attributable to accrued interest) in a foreign currency with respect to a foreign currency note will be required to include in income the U.S. dollar value of the foreign currency payment (determined based on a spot rate on the date the payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and this U.S. dollar value will be the U.S. Holder’s tax basis in the foreign currency.  A cash method holder who receives a payment of qualified stated interest in U.S. dollars will be required to include the amount of this payment in income upon receipt.  To the extent that a cash method holder is required to accrue original issue discount on a foreign currency note, rules similar to the rules described in the following paragraph will apply with respect to the original issue discount.

In the case of a U.S. Holder that uses the accrual method of accounting for U.S. federal income tax purposes, the holder will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount or market discount, but reduced by acquisition premium and amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a foreign currency note during an accrual period.  The U.S. dollar value of the accrued income will be determined by translating the income at an average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year.  In addition to the interest income accrued as described above, the U.S. Holder will recognize ordinary income or loss (which will not be treated as interest income or expense) with respect to accrued interest income on the date the interest payment or proceeds from the sale, exchange or other disposition attributable to accrued interest are actually received.  The amount of ordinary income or loss recognized will equal the difference between the U.S. dollar value of the foreign currency payment received (determined based on a spot rate on the date the payment is received) in respect of the accrual period (or, where a holder receives U.S. dollars, the amount of the payment in respect of the accrual period) and the U.S. dollar value of interest income that has accrued during the accrual period (as determined above).  A U.S. Holder may elect to translate interest income (including original issue discount) for an interest accrual period into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt.  A U.S. Holder that makes this election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS.

If an election to amortize bond premium is made, amortizable bond premium taken into account on a current basis will reduce interest income in units of the relevant foreign currency.  Foreign currency gain or loss (as defined below) is realized on amortized bond premium with respect to any period by treating the bond premium amortized in the same period in the same manner as on the sale, exchange or retirement of the foreign currency note (as discussed below).  Any foreign currency gain or loss (as defined below) will be ordinary income or loss as described below.

Tax Basis in Foreign Currency Notes.  A U.S. Holder’s tax basis in a foreign currency note, and the amount of any subsequent adjustment to the holder’s tax basis, will be the U.S. dollar value of the foreign currency amount paid for such foreign currency note, or of the foreign currency amount of the adjustment, determined on the date of the purchase or adjustment.  A U.S. Holder who purchases a foreign currency note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such U.S. Holder’s tax basis in the foreign currency and the U.S. dollar fair market value of the foreign currency note on the date of purchase.

Sale, Exchange or Retirement of Foreign Currency Notes.  Gain or loss realized upon the sale, exchange or retirement of a foreign currency note that is attributable to fluctuations in currency exchange rates (referred to as “foreign currency gain or loss”) will be ordinary income or loss which will not be treated as interest income or expense. Foreign currency gain or loss generally will equal the difference between (i) the U.S. dollar value of the U.S. Holder's purchase price (excluding any bond premium previously amortized) in the foreign currency of the foreign currency note, determined on the date the payment is received in exchange for the foreign currency note or the foreign currency note is disposed of, and (ii) the U.S. dollar value of the U.S. Holder's purchase price (excluding any bond premium previously amortized) in the foreign currency of the foreign currency note, determined on the date the U.S. Holder acquired the foreign currency note.  Payments received attributable to accrued interest will be treated in accordance with the rules applicable to payments of interest on foreign currency notes described above.  The foreign currency gain or loss realized upon the sale, exchange or retirement of any foreign currency note will be recognized only to the extent of the total gain or loss realized by a U.S. Holder on the sale, exchange or retirement of the foreign currency note.  Any gain or loss realized by these holders in excess of the foreign currency gain or loss will be capital gain or loss (except to the extent of any accrued market discount, or, in the case of a short-term note, to the extent of any discount not previously included in the holder’s income).  If a U.S. Holder recognizes a loss upon a sale or other disposition of a foreign currency note and such loss is above certain thresholds, then the holder may be required to file a disclosure statement with the IRS.  U.S. Holders should consult their tax advisers regarding this reporting obligation, as discussed under “—Disclosure Requirements” below.

A U.S. Holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a foreign currency note equal to the U.S. dollar value of the foreign currency, determined at the time of such sale, exchange or retirement.  A cash method taxpayer who buys or sells a foreign currency note that is traded on an established market is required to translate units of foreign currency paid or received into U.S. dollars at the spot rate on the settlement date of the purchase or sale.  Accordingly, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement of the purchase or sale.  An accrual method taxpayer may elect the same treatment for all purchases and sales of foreign currency obligations if such obligations are traded on an established securities market.  This election cannot be changed without the consent of the IRS.  Any gain or loss realized by a U.S. Holder on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase foreign currency notes) will be ordinary income or loss.

Backup Withholding and Information Reporting

Backup withholding will apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Disclosure Requirements

Applicable U.S. Treasury regulations require taxpayers that participate in certain "reportable transactions" to disclose their participation to the IRS by attaching Form 8886 to their tax returns and to retain a copy of all documents and records related to the transaction.  In addition, organizers and sellers of such transactions are required to maintain records, including lists identifying investors in the transaction, and must furnish those records to the IRS upon demand.  A transaction may be a "reportable transaction" based on any of several criteria.  Whether an investment in a note constitutes a "reportable transaction" for any holder depends on the holder’s particular circumstances.  Holders should consult their tax advisers concerning any possible disclosure obligation that they may have with respect to their investment in the notes and should be aware that we (or other participants in the transaction) may determine that the investor list maintenance requirement applies to the transaction and comply accordingly with this requirement.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of the notes is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes.

General.  Subject to the discussion below concerning backup withholding, a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax in respect of amounts paid (including original issue discount, if any) on a note, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code;

•	the certification requirement described below has been fulfilled with respect to the beneficial owner, as described below; and

•	the interest is not contingent on our profits, revenues or on changes in the value of our property or otherwise described in section 871(h)(4) of the Code.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a note (or a financial institution holding a note on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, in which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payment on the notes and may be filed in connection with the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above will satisfy the certification requirements necessary to avoid backup withholding.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

TMCC is offering the notes on a continuing basis through Banc of America Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, and Toyota Financial Services Securities USA Corporation, who have agreed to use their reasonable efforts to solicit offers to purchase the notes. TMCC may also sell notes to these agents, as principal, for resale to investors and other purchasers at varying prices related to prevailing market prices at the time of resale, as determined by the agent, or, if so specified in an applicable pricing supplement, at a fixed initial offering price. TMCC also reserves the right to sell notes directly on its own behalf or through other persons, acting either as agent or principal, on substantially identical terms as those applicable to the agents listed on the front cover of this prospectus supplement. In this prospectus supplement, persons who purchase notes from TMCC as agents or as principal for resale are referred to as “agents.”

TMCC reserves the right to withdraw, cancel or modify the offer made by this prospectus supplement, without notice and may reject orders in whole or in part whether placed directly with TMCC or through one of the agents. The agents will have the right, in their discretion reasonably exercised, to reject in whole or in part any offer to purchase notes received by them.  TMCC will pay a commission to the agents for sales of notes on an agency basis ranging from .15% to .75% of the principal amount of the note, depending on the stated maturity of the note (or for a note with a stated maturity of more than 30 years, a commission as agreed upon by TMCC and the related agent at the time of sale) sold through the agents.

The agents may offer the notes they have purchased from TMCC as principal to other dealers for resale to investors and other purchasers, and may allow a portion of the discount received in connection with the purchase to other dealers. Unless otherwise specified in the pricing supplement, any note sold to an agent as principal will be purchased by the agent at a price equal to 100% of the principal amount of the notes less a commission agreed to by the agent and TMCC, and may be resold by the agent to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale or may be resold to other dealers as described above. After the initial public offering of notes to be resold to investors and other purchasers on a fixed public offering price basis, the public offering price and the discounts offered by the agents to other dealers may be changed.

Unless otherwise specified in an applicable pricing supplement, payment of the purchase price of the notes will be required to be made in immediately available funds in New York City on the date of settlement.

Each agent may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended. TMCC has agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the agents may be required to make in respect of these liabilities. TMCC has agreed to reimburse each of the agents for certain expenses.

No note will have an established trading market when issued. Unless otherwise specified in the applicable pricing supplement, the notes will not be listed on, or admitted to trading on or by, any stock exchanges and/or markets within or outside the United States. The agents may from time to time make a market in the notes but are not obligated to do so and may cease at any time.

In connection with the offering of notes purchased by an agent as principal on a fixed price basis, the agent is permitted to engage in certain transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the agents create a short position in the notes in connection with the offering by selling more notes than they have purchased from us, then the agents may reduce that short position by purchasing notes in the open market. In general, purchases of notes for the purpose of stabilization or to reduce a short position could cause the price of the notes to be higher than in the absence of these purchases. The agents are not required to engage in these activities, and may end any of these activities at any time. Neither TMCC nor the agents make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes.

In the ordinary course of their respective businesses, the agents and their affiliates have engaged and may in the future engage in investment and commercial banking and other transactions with TMCC and its affiliates, for which they have received customary fees.

Toyota Financial Services Securities USA Corporation (“TFSS USA”) is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) (formerly known as the National Association of Securities Dealers, Inc., or NASD).  The principal business of TFSS USA is to sell debt securities of its affiliates, including those of TMCC.  TFSS USA is an affiliate of TMCC and participates as an agent in the distribution of the securities issued pursuant to this prospectus supplement. Rule 2720 of the NASD Conduct Rules imposes certain requirements when a FINRA member such as TFSS USA distributes an affiliated company’s securities.  Any offering of notes using this prospectus supplement in which TFSS USA participates will be made in compliance with the applicable requirements of Rule 2720.

TMCC may enter into hedging transactions in connection with any particular issue of notes, including forwards, futures, options, interest rate or exchange rate swaps and repurchase or reverse repurchase transactions with, or arranged by, the applicable agent or an affiliate of that agent. The applicable agent and its affiliates may receive compensation, trading gain or other benefits in connection with these transactions. Counterparties to these hedging activities also may engage in market transactions involving the securities offered under this prospectus supplement.

Selling Restrictions

We have taken no action that would permit a public offering of the notes outside the United States.  Each agent has agreed to comply with the following selling restrictions and any additional agent appointed by us will be required to represent and agree to all applicable restrictions:

European Economic Area

In relation to each Member State of the European Economic Area (each a “Member State”) which has implemented the Prospectus Directive (each such Member State, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus as completed by the applicable pricing supplement in relation thereto to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State:

(a)           if the applicable pricing supplement in relation to the notes specifies that an offer of those notes may be made other than pursuant to Article 3(2) of the Prospectus Directive in that Relevant Member State (a “Non-exempt Offer”), following the date of publication of a prospectus in relation to such notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, provided that any such prospectus has subsequently been completed by the applicable pricing supplement contemplating such Non-exempt Offer, in accordance with the Prospectus Directive, in the period beginning and ending on the dates specified in such prospectus or such pricing supplement, as applicable;

(b)           at any time to any legal entity which is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(c)           at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(d)           at any time to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant agent or agents nominated by the Company for any such offer; or

(e)          at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to in (b) to (e) above shall require TMCC or any agent to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered, so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State; and

United Kingdom

In relation to any notes offered or sold in the United Kingdom:

(i)           it has complied and will comply with all applicable provisions of the Financial Services and Markets Act (2000) (the “FSMA”) with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom;

(ii)           it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue of any notes in circumstances in which Section 21(1) of the FSMA does not apply to TMCC; and

(iii)           in relation to any notes which have a maturity of less than one year, (a) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (b) it has not offered or sold and will not offer or sell any notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the FSMA by TMCC.

Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except

•
to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

TOYOTA MOTOR CREDIT CORPORATION

Medium-Term Notes, Series B

PROSPECTUS SUPPLEMENT

Banc of America Securities LLC
Merrill Lynch & Co.
Co-Arrangers

Barclays Capital
Citi
Deutsche Bank Securities
HSBC
J.P. Morgan
Morgan Stanley
TFSS USA

March 10, 2009

PROSPECTUS

Toyota Motor Credit Corporation

Debt Securities

By this prospectus, we may offer from time to time our senior unsecured debt securities. When we offer debt securities, we will provide you with a prospectus supplement describing the specific terms of the securities. You should read this information carefully before you invest.

The debt securities:

•	will be in one or more series;

•	will be offered in amounts, at prices, in currencies and on terms to be agreed upon by us and the purchasers;

•	will be issued in amounts, with maturities, interest rates and offering prices set forth in a prospectus supplement; and

•	will be sold by us through agents, to or through underwriters or dealers, or directly to purchasers.

If the terms of particular debt securities described in a prospectus supplement are different from those described in this prospectus, you should rely on the information in the prospectus supplement.

This prospectus may not be used to complete sales of debt securities unless accompanied by a prospectus supplement.

Investing in these debt securities involves risks.  See “Risk Factors” on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 2, 2009

i

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) on Form S-3 under the Securities Act of 1933. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, the debt securities described in this prospectus. For further information about us and the debt securities, you should refer to the registration statement and its exhibits. This prospectus summarizes material provisions of agreements and other documents that we refer you to. However, because the prospectus may not contain all the information you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to the registration statement.  The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus only provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will file with the SEC a prospectus supplement that contains specific information about the terms of those debt securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Incorporation of Information Filed with the SEC.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the debt securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than their respective dates.  Our business, financial condition, results of operations and other information may have changed since that date.

In this prospectus, “TMCC,” “we,” “us” and “our” refer specifically to Toyota Motor Credit Corporation. TMCC is the issuer of all the debt securities offered under this prospectus.

RISK FACTORS

Investing in our debt securities involves risks. You should carefully consider the risks set forth in Part I, Item 1A of our most recent Annual Report on Form 10-K and Part II, Item 1A of our most recent Quarterly Reports on Form 10−Q incorporated by reference into this prospectus, as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See “Incorporation of Information Filed with the SEC” below.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy our SEC filings at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our electronic SEC filings are available on the Internet through the SEC’s website at http://www.sec.gov.

INCORPORATION OF INFORMATION FILED WITH THE SEC

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	later information that we file with the SEC will automatically update and supersede the incorporated information.

We incorporate by reference the documents listed below, which were filed with the SEC under the Exchange Act of 1934 (the “Exchange Act”):

•	annual report on Form 10-K/A (Amendment No. 2) for the fiscal year ended March 31, 2008;

•	quarterly reports on Form 10-Q for the quarters ended June 30, 2008, September 30, 2008 and December 31, 2008; and

•
current reports on Form 8-K filed on April 1, 2008, April 9, 2008, July 15, 2008, July 21, 2008, July 28, 2008, October 2, 2008, December 17, 2008, December 22, 2008 and February 6, 2009 and on Form 8-K/A filed on July 30, 2008.

We also incorporate by reference each document that we will file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until the offering of the debt securities is completed, except for any portion of a document that is not “filed” under the Exchange Act.

You may request a copy of any document that we have incorporated by reference in this prospectus, excluding any exhibit to the document unless the exhibit is specifically incorporated by reference in the document, at no cost by contacting us at the following address or telephone number: Toyota Motor Credit Corporation, 19001 South Western Avenue, Torrance, California 90501; Attn: Treasury; telephone: (310) 468-1310.

TOYOTA MOTOR CREDIT CORPORATION

Toyota Motor Credit Corporation provides a variety of finance and insurance products, including retail financing, leasing, dealer financing, insurance products and services to vehicle and industrial equipment dealers and their customers.  TMCC is an indirect wholly owned subsidiary of Toyota Motor Corporation of Japan.

TMCC was incorporated in California in 1982 and began operations in 1983. Our principal executive offices are located at 19001 South Western Avenue, Torrance, California 90501, and our telephone number is (310) 468-1310.

If you want to find out more information about us, please see the sections in this prospectus entitled “Where You Can Find More Information” and “Incorporation of Information Filed with the SEC.”

DESCRIPTION OF DEBT SECURITIES

The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities. The particular terms of debt securities offered by TMCC (the “Offered Debt Securities”), and the extent to which these general provisions may apply to the Offered Debt Securities, will be described in a prospectus supplement relating to the Offered Debt Securities. If the terms of particular Offered Debt Securities described in a prospectus supplement are different from those described in this prospectus, you should rely on the information in the supplement.

The debt securities will be issued under an indenture, dated as of August 1, 1991, as amended by a first supplemental indenture dated as of October 1, 1991 and a second supplemental indenture dated as of March 31, 2004 (together, the “Indenture”).  Under our Indenture, we have appointed The Bank of New York Mellon and Deutsche Bank Trust Company Americas as trustees (each, a “Trustee”).  The Trustee for a particular series of Offered Debt Securities will be designated in the applicable prospectus supplement. The following is a summary of certain provisions of the debt securities and of the Indenture and does not contain all of the information which may be important to you. You should read all provisions of the Indenture carefully, including the definitions of certain terms, before you decide to invest in the debt securities. If we refer to particular sections or defined terms of the Indenture, we mean to incorporate by reference those sections or defined terms of the Indenture. Capitalized terms used but not defined in this prospectus have the meanings given to them in the Indenture. A copy of the Indenture is an exhibit to the registration statement relating to the debt securities which includes this prospectus.

The debt securities will be obligations solely of TMCC and will not be obligations of, or directly or indirectly guaranteed by, Toyota Motor Corporation, Toyota Financial Services Corporation or any of their affiliates.  The debt securities will have the benefit of credit support agreements as described under “Credit Support.”

General

The Indenture does not limit the total principal amount of debt securities that we may issue under the Indenture. We may issue debt securities from time to time in one or more series, with the same or various maturities, at par, at a premium or with original issue discount up to the aggregate principal amount from time to time authorized by TMCC for each series.

The debt securities will be unsecured general obligations of TMCC and will rank equally with our other unsecured and unsubordinated indebtedness from time to time outstanding.

The applicable prospectus supplement will describe the terms of the Offered Debt Securities, including:

•	the aggregate principal amount and denominations;

•	the maturity date;

•
the principal amount payable whether at maturity or upon earlier acceleration, whether the principal amount will be determined with reference to an index, formula or other method, and the date or dates on which we agree to pay principal if other than on the maturity date;

•	the rate or rates per annum (which may be fixed or variable) at which we agree to pay interest and, if applicable, the method used to determine the rate or rates of interest;

•	the dates on which we agree to pay interest;

•	the place of transfer or payment for the debt securities, and the method of payment;

•	the provisions for redemption or repayment, if any, including the redemption and/or repayment price or prices and any remarketing arrangements;

•	the sinking fund requirements or amortization provisions, if any;

•	whether the debt securities are denominated or provide for payment in U.S. dollars or a foreign currency;

•
the form (registered or bearer or both) in which the debt securities may be issued and any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of debt securities in either form;

•
if TMCC will pay any additional amounts relating to debt securities held by a person who is not a U.S. person in respect of specified taxes, assessments or other governmental charges, under what circumstances TMCC will pay additional amounts and whether TMCC has the option to redeem the affected debt securities rather than pay the additional amounts;

•	whether the debt securities will be issued in whole or in part in the form of one or more global securities and, in that case, the Depository for the global securities;

•	the title of the debt securities, the series of which the debt securities will be a part and the Trustee with respect to the debt securities; and

•	any other terms.

Please see the accompanying prospectus supplement you have received or will receive for the terms of the specific Offered Debt Securities. TMCC may deliver or make available this prospectus before or together with the delivery of a prospectus supplement.

The terms of the debt securities we offer are subject to change from time to time, but no change will affect any debt security already issued or as to which an offer to purchase has been accepted by TMCC.

TMCC may issue debt securities with terms different from those of debt securities previously issued and may “reopen” a previous issue or a series of debt securities and issue additional debt securities of that issue or series.

You should be aware that special U.S. federal income tax, accounting and other considerations may apply to the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations if they apply.

Payment and Paying Agents

Payment of principal of and premium and interest, if any, on debt securities will be made at the office of the Paying Agent or Paying Agents as TMCC may designate from time to time. However, at TMCC’s option, TMCC may pay interest:

•	by check mailed to the address of the person entitled to the payment as the address appears in the Security Register; or

•	by wire transfer to an account maintained by the person entitled to the payment as specified in the Security Register.

Payment of any interest on debt securities will be made to the person in whose name the debt security is registered at the close of business on the Regular Record Date for that interest.

For each series of Offered Debt Securities, TMCC will designate the Trustee for that series, acting through its Corporate Trust Office, as TMCC’s sole Paying Agent for payments with respect to debt securities of that series. TMCC may at any time:

•	designate additional Paying Agents; or

•	rescind the designation of any Paying Agent; or

•	approve a change in the office through which any Paying Agent acts.

However, TMCC will be required to maintain a Paying Agent in each Place of Payment for each series of debt securities. All moneys paid by TMCC to a Paying Agent for the payment of principal of or premium or interest, if any, on any debt security which remain unclaimed at the end of one year after the principal, premium or interest has become due and payable will be repaid to TMCC, and the Holder of such debt security or any coupon will thereafter look only to TMCC for payment of those amounts.

Global Securities

The debt securities of a series may be issued in whole or in part in global form. A debt security in global form will be deposited with, or on behalf of, a Depository, which will be identified in an applicable prospectus supplement. A global debt security may be issued in either registered or bearer form and in either temporary or permanent form. A debt security in global form may not be transferred except as a whole by the Depository for the debt security to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any nominee to a successor of the Depository or a nominee of the successor Depository. If any debt securities of a series are issuable in global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in the global debt security may exchange their interests for definitive debt securities of the series and of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal of, premium and interest, if any, on the global debt security and the material terms of the depository arrangement with respect to the global debt security.

Certain Covenants

The debt securities will not be secured by mortgage, pledge or other lien. TMCC has agreed in the Indenture not to pledge or otherwise subject to any lien any property or assets of TMCC to secure any indebtedness for borrowed money incurred, issued, assumed or guaranteed by TMCC unless the debt securities are secured by the pledge or lien equally and ratably with all other obligations secured thereby so long as such other indebtedness shall be so secured; provided, however, that such covenant does not apply to liens securing indebtedness which does not in the aggregate at any one time outstanding exceed 20% of Consolidated Net Tangible Assets (as defined below) of TMCC and its consolidated subsidiaries and also does not apply to:

•
the pledge of any assets of TMCC to secure any financing by TMCC of the exporting of goods to or between, or the marketing thereof in, countries other than the United States in connection with which TMCC reserves the right, in accordance with customary and established banking practice, to deposit, or otherwise subject to a lien, cash, securities or receivables for the purpose of securing banking accommodations or as the basis for the issuance of bankers’ acceptances or in aid of other similar borrowing arrangements;

•	the pledge of receivables payable in currencies other than United States dollars to secure borrowings in countries other than the United States;

•	any deposit of assets of TMCC in favor of any governmental bodies to secure progress, advance or other payments under a contract or a statute;

•
any lien or charge on any property of TMCC, tangible or intangible, real or personal, existing at the time of acquisition or construction of such property (including acquisition through merger or consolidation) or given to secure the payment of all or any part of the purchase or construction price thereof or to secure any indebtedness incurred prior to, at the time of, or within one year after, the acquisition or completion of construction thereof for the purpose of financing all or any part of the purchase or construction price thereof;

•	bankers’ liens or rights of offset;

•
any lien securing the performance of any contract or undertaking of TMCC not directly or indirectly in connection with the borrowing of money, obtaining of advances or credit or the securing of debt, if made and continuing in the ordinary course of business;

•	any lien to secure non-recourse obligations in connection with TMCC’s engaging in leveraged or single-investor lease transactions;

•
any lien to secure payment obligations with respect to (x) rate swap transactions, swap options, basis swaps, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, credit protection transactions, credit swaps, credit default swaps, credit default options, total return swaps, credit spread transactions, repurchase transactions, reverse repurchase transactions, buy/sell-back transactions, securities lending transactions, weather index transactions, or forward purchases or sales of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions), or (y) transactions that are similar to those described above; and

•
any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien, charge or pledge referred to in the clauses above, provided, however, that the amount of any and all obligations and indebtedness secured thereby will not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement, and that such extension, renewal or replacement will be limited to all or a part of the property which secured the charge or lien so extended, renewed or replaced (plus improvements on such property).

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles of TMCC and its consolidated subsidiaries, all as set forth on the most recent balance sheet of TMCC and its consolidated subsidiaries prepared in accordance with generally accepted accounting principles as practiced in the United States.

Successor Corporation

The Indenture provides that TMCC may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation, provided, that:

•
either TMCC shall be the continuing corporation, or the successor corporation shall be a corporation organized and existing under the laws of the United States or any state thereof and shall expressly assume, by a supplemental indenture, executed and delivered to each Trustee, in form satisfactory to each Trustee, all of the obligations of TMCC under the debt securities and the Indenture; and

•
TMCC or the successor corporation, as applicable, shall not, immediately after such merger or consolidation, or such sale, lease or conveyance, be in default in the performance of any obligations under the Indenture.

Subject to certain limitations in the Indenture, a Trustee may receive from TMCC an officer’s certificate and an opinion of counsel as conclusive evidence that any such consolidation, merger, sale, lease or conveyance, and any such assumption, complies with the provisions of the Indenture.

Supplemental Indentures

Supplemental indentures may be entered into by TMCC and the Trustee for a series of debt securities with the consent of the Holders of 66 2/3% of the outstanding principal amount of that series, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of each such series affected by such modification or amendment. However, no supplemental indenture may, among other things, without the consent of each Holder of any debt security affected:

•	reduce the principal amount of or interest on any debt security;

•	change the maturity date of the principal, the interest payment dates or other terms of payment of any debt security; or

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose Holders is necessary to modify or amend the Indenture.

Under certain circumstances, supplemental indentures may also be entered into without the consent of the Holders.

Events of Default

The Indenture defines an Event of Default with respect to any series of debt securities as being any one of the following events with respect to that series:

•	default in the payment of principal, when due;

•	default in the payment of any interest when due and continuation of the default for 30 days;

•	default in the deposit of any sinking fund payment when due;

•
default in the performance or breach of any of TMCC’s obligations or warranties under the Indenture (other than an obligation or warranty included in the Indenture which is not for the benefit of that particular series of debt securities) which continues for 60 days after written notice;

•	certain events of bankruptcy, insolvency or reorganization of TMCC; and

•	any other Event of Default provided with respect to debt securities of that series.

No Event of Default with respect to a particular series of debt securities issued under the Indenture necessarily constitutes an Event of Default with respect to any other series of debt securities. If an Event of Default occurs and is continuing, the Trustee for the series of debt securities affected or the Holders of at least 25% in aggregate principal amount of debt securities of the series affected by the Event of Default may declare the debt securities of that series to be due and payable.

Any past default with respect to a particular series of debt securities may be waived by the Holders of a majority in aggregate principal amount of the outstanding debt securities of that series, except a default:

•	in the payment of principal of, premium, or interest for which payment had not been subsequently made; or

•	in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each outstanding debt security of that series.

TMCC will be required to file with each Trustee annually an officer’s certificate as to the absence of certain defaults. The Trustee for a series of debt securities may withhold notice to Holders of that series of any default with respect to that series (except in payment of principal, premium, if any, or interest) if it in good faith determines that it is in the interest of such Holders to do so.

Subject to the provisions of the Indenture relating to the duties of a Trustee in case an Event of Default shall occur and be continuing, a Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless the Holders have offered to the Trustee reasonable indemnity or security against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Subject to provisions in the Indenture for the indemnification of a Trustee and to certain other limitations, the Holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for that series, or exercising any trust or power conferred on the Trustee with respect to the debt securities of the series.

Satisfaction and Discharge of the Indenture

The Indenture will be discharged with respect to the debt securities of any series that have matured or will mature or be redeemed within one year upon the satisfaction of certain conditions, including the following:

•	payment in full of the principal of, and premium, if any, and interest on all of the debt securities of that series; or

•	the deposit with the appropriate Trustee of an amount in cash or United States government obligations sufficient for such payment or redemption, in accordance with the Indenture.

Defeasance

If the debt securities of a series are subject to defeasance, TMCC may discharge its obligations under the Indenture with respect to the debt securities of that series, including its obligations to comply with the restrictive covenants set forth in the Indenture (see “Certain Covenants”) with respect to the debt securities of that series, on the terms and subject to the conditions contained in the Indenture, by depositing in trust with the Trustee for that series cash or United States government obligations sufficient to pay the principal of, and premium, if any, and interest on the debt securities of the series to their maturity in accordance with the terms of the Indenture and the debt securities of the series. In that event, the Trustee for the affected series will receive an opinion of counsel stating that the deposit and termination will not have any federal income tax consequences to the Holders of the affected series of debt securities.

The Trustees

The Indenture contains certain limitations on the right of a Trustee, should it become a creditor of TMCC, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. A Trustee is permitted to engage in other transactions with TMCC; provided, however, that if a Trustee acquires any conflicting interest it must eliminate that conflict or resign.

The Indenture provides that, in case an Event of Default has occurred and is continuing, a Trustee is required to use the degree of care and skill of a prudent person in the conduct of his or her own affairs in the exercise of its powers.

Governing Law

The Indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Credit Support

TMCC is a wholly-owned subsidiary of Toyota Financial Services Americas Corporation, a holding company owned 100% by Toyota Financial Services Corporation, or TFSC. TFSC, in turn, is a wholly-owned subsidiary of Toyota Motor Corporation, or TMC. TFSC was incorporated in July 2000 and its corporate headquarters is located in Nagoya, Japan. The purpose of TFSC is to control and manage Toyota’s finance operations worldwide.

TMCC has entered into a Credit Support Agreement with TFSC, in which TFSC agreed to:

•	maintain 100% ownership of TMCC;

•
cause TMCC and its subsidiaries to have a tangible net worth of at least U.S. $100,000 (where tangible net worth means the aggregate amount of issued capital, capital surplus and retained earnings less any intangible assets); and

•
make sufficient funds available to TMCC so that TMCC will be able to service the obligations arising out of its own bonds, debentures, notes and other investment securities and commercial paper (collectively, “TMCC Securities”).

The agreement is not a guarantee by TFSC of any TMCC Securities or other obligations of TMCC. The agreement is governed by, and construed in accordance with, the laws of Japan.

TFSC has entered into a Credit Support Agreement with TMC, in which TMC agreed to:

•	maintain 100% ownership of TFSC;

•
cause TFSC and its subsidiaries to have a tangible net worth of at least Japanese Yen 10 million (where tangible net worth means the aggregate amount of issued capital, capital surplus and retained earnings less any intangible assets); and

•
make sufficient funds available to TFSC so that TFSC will be able to (i) service the obligations arising out of its own bonds, debentures, notes and other investment securities and commercial paper and (ii) honor its obligations incurred as a result of guarantees or credit support agreements that it has extended.

The agreement is not a guarantee by TMC of any securities or obligations of TFSC. TMC’s obligations under the Credit Support Agreement rank pari passu with its senior unsecured debt obligations. The agreement is governed by, and construed in accordance with, the laws of Japan.

Holders of TMCC Securities, including the debt securities offered under this prospectus, will have the right to claim directly against TFSC and TMC to perform their respective obligations under the credit support agreements by making a written claim together with a declaration to the effect that the holder will have recourse to the rights given under the credit support agreement. If TFSC and/or TMC receives such a claim from any holder of TMCC Securities, TFSC and/or TMC shall indemnify, without any further action or formality, the holder against any loss or damage resulting from the failure of TFSC and/or TMC to perform any of their respective obligations under the credit support agreements. The holder of TMCC Securities who made the claim may then enforce the indemnity directly against TFSC and/or TMC.

TMC files reports and other information with the SEC, which can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. TMC’s electronic SEC filings are available on the Internet through the SEC’s website at http://www.sec.gov.

LEGAL MATTERS

Katherine Adkins, Esq., General Counsel of TMCC, will pass upon the validity of the debt securities offered by this prospectus for TMCC.  O’Melveny & Myers LLP will pass upon the validity of the debt securities offered by this prospectus and act as counsel for the underwriters, dealers or agents, if any.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the annual report on Form 10-K/A (Amendment No. 2) of TMCC for the fiscal year ended March 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Our estimated expenses in connection with the registration and sale of the securities are as follows, all of which will be borne by us:

SEC registration fee	$429,601	*
FINRA filing fee	75,500
Printing and duplicating expenses	30,000
Legal fees and expenses	100,000
Accounting fees and expenses	50,000
Trustee fees	40,000
Miscellaneous expenses	224,899

Total	$950,000

*  The registration fee set forth above reflects registration fees previously paid in connection with Registration Statement No. 333-132201 filed by the Registrant that remain unused. Unutilized filing fees may be applied to the filing fee payable pursuant to this Registration Statement in accordance with Rule 457(p).

     Once the $429,601 of registration fees set forth above are exhausted through offerings of Debt Securities under this Registration Statement, the Registrant will pay the registration fees for any additional Debt Securities under this Registration Statement on a pay-as-you-go basis in accordance with Rule 456(b) and Rule 457(r).  The amount of any additional registration fees will be calculated in accordance with Rule 457(o) and Rule 457(r).

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 317 of the California Corporations Code authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that such person is or was an officer or director of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful.

TMCC's Bylaws authorize TMCC to indemnify its officers and directors to the maximum extent permitted by the California Corporations Code. TMCC has entered into indemnification agreements with its officers and directors to indemnify such officers and directors to the maximum extent permitted by the California Corporations Code.

ITEM 16.  EXHIBITS

EXHIBIT NUMBER	DESCRIPTION
4.1(1)	Indenture, dated as of August 1, 1991, between TMCC and The Chase Manhattan Bank, N.A.
4.2(2)	First Supplemental Indenture, dated as of October 1, 1991, among TMCC, Bankers Trust Company and The Chase Manhattan Bank, N.A.

4.3(3)
Second Supplemental Indenture, dated as of March 31, 2004 among TMCC, JPMorgan Chase Bank (as successor to The Chase Manhattan Bank, N.A.) and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company)

5.1	Opinion of O’Melveny & Myers LLP
12.1(4)	Calculation of ratio of earnings to fixed charges
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1)
24.1	Power of Attorney (G. Borst, I. Yajima, D. Pelliccioni, T. Suzuki, Y. Funo, J. Lentz)
24.2	Power of Attorney (C. Turner)
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon
25.2	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Deutsche Bank Trust Company Americas

(1)           Incorporated by reference to the same numbered exhibit filed with TMCC's Registration Statement on Form S-3, File No. 033-52359.

(2)           Incorporated by reference to the same numbered exhibit filed with TMCC's Registration Statement on Form S-3, File No. 033-42854.

(3)           Incorporated by reference to the same numbered exhibit filed with TMCC's Registration Statement on Form S-3/A, File No. 333-113680.

(4)           Incorporated herein by reference to the same numbered exhibit filed with TMCC's Annual Report on Form 10-K/A (Amendment No. 2), File No. 1-9961, for the year ended March 31, 2008 and Quarterly Report on Form 10-Q, File No. 1-9961, for the quarter ended December 31, 2008.

ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar  value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that clauses (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement;

(2)           That for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)           That, for purposes of determining liability under the Securities Act to any purchaser, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(5)           That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)          any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)         the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)         any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby further undertakes:

(1)           That for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof,

(2)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue;

(3)           That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act will be deemed to be part of this registration statement as of the time it was declared effective; and

(4)           That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Torrance, State of California, on March 2, 2009.

TOYOTA MOTOR CREDIT CORPORATION

By:
/s/ George E. Borst
George E. Borst
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, effective as of March 2, 2009.

Signature	Title

/s/ George E. Borst	President and Chief Executive Officer and Director
George E. Borst	(Principal Executive Officer)

/s/ Ichiro Yajima	Executive Vice President and Treasurer and Director
Ichiro Yajima

/s/ David Pelliccioni	Senior Vice President, Chief Administrative Officer, Secretary and
David Pelliccioni	Director

/s/ Christopher Ballinger	Group Vice President, Chief Financial Officer and Global Treasurer
Christopher Ballinger	(Principal Financial Officer)

/s/ Carman Turner	Chief Accounting Officer
Carman Turner	(Principal Accounting Officer)

*	Director
Takeshi Suzuki

*	Director
Yukitoshi Funo

*	Director
James Lentz

Director
Eiji Hirano

Director
Takahiko Ijichi

*By:	/s/ Christopher Ballinger
Christopher Ballinger
Attorney-In-Fact